UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

Wilson Greatbatch Technologies, Inc.
(Exact name of registrant as specified in its charter)

Delaware	16-1531026
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

10,000 Wehrle Drive, Clarence, New York	14031
(Address of principle executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Preferred Stock Purchase Rights	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [X]

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [  ]

Securities Act registration statement file number to which this form relates: _____________ (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

None
(Title of class)

Item 1.    Description of Registrant's Securities to be Registered.

                On March 1, 2002 (the "Authorization Date"), the Board of Directors (the "Board") of Wilson Greatbatch Technologies, Inc., a Delaware corporation (the "Corporation"), declared a dividend distribution of one Preferred Stock Purchase Right for each outstanding share of common stock, par value $.001 per share (the "Common Stock"), of the Corporation. The distribution will be made payable as of April 30, 2002 to stockholders of record on that date (the "Record Date"). Each Right, once exercisable, entitles the registered holder to purchase from the Corporation one one-hundredth of a share of preferred stock of the Corporation, designated as Series A Junior Participating Preferred Stock (the "Preferred Stock"), at a price of $160 per one one-hundredth of a share ("Exercise Price"), subject to certain adjustments. The description and terms of the Rights are set forth in a Stockholder Rights Agreement (the "Rights Agreement") by and between the Corporation and Mellon Investor Services LLC, a New Jersey limited liability company, as Rights Agent (the "Rights Agent"). Any terms capitalized and not defined in this summary description will have the meanings given to them in the Rights Agreement.

                Initially the Rights will not be exercisable, certificates will not be sent to stockholders and the Rights will automatically trade with the Common Stock.

                The Rights, unless earlier redeemed by the Board, become exercisable upon the Close of Business on the day (the "Distribution Date") which is the earlier of (a) the tenth day following a public announcement that a Person or group of affiliated or associated Persons, with certain exceptions set forth below, has acquired Beneficial Ownership of 15% or more of the outstanding Voting Stock of the Corporation (an "Acquiring Person") and (b) the tenth Business Day (or such later date as may be determined by the Board prior to such time as any Person or group of Affiliated or Associated Persons becomes an Acquiring Person) after the date of the commencement by any Person of, or the first public announcement by any Person (other than an Exempt Person) to commence, a tender or exchange offer, the consummation of which would result in such Person or group of affiliated or associated persons becoming an Acquiring Person.

                An Acquiring Person does not include (a) the Corporation, (b) any Subsidiary of the Corporation, (c) any employee benefit plan or employee stock plan of the Corporation or of any Subsidiary of the Corporation, or any trust or other entity organized, appointed, established or holding Voting Stock for or pursuant to the terms of any such plan, (d) any Person or group of Affiliated or Associated Persons whose ownership of 15% or more of the shares of Voting Stock of the Corporation then outstanding results solely from (i) any action or transaction or transactions approved by the Board before such Person or group became an Acquiring Person or (ii) a reduction in the number of issued and outstanding shares of Voting Stock of the Corporation pursuant to a transaction or transactions approved by the Board (provided that any Person or group that does not become an Acquiring Person by reason of clause (i) or (ii) above becomes an Acquiring Person upon acquisition of an additional 1% or more of the Corporation's Voting Stock, unless such acquisition of additional Voting Stock would not result in such Person becoming an Acquiring Person by reason of clause (i) or (ii) above), or (e) any Person who, as of the Authorization Date, together with all Affiliates and Associates of such Person, was the Beneficial Owner of 15% or more of the Voting Stock of the Corporation outstanding as of such date; provided, however, that any Person described in this clause (e) becomes an Acquiring Person if (i) such Person, together with all Affiliates and Associates of such Person, after the Authorization Date, acquires Beneficial Ownership of an additional 1% or more of the Voting Stock, unless such acquisition is pursuant to a transaction described in clause (d)(i) or (d)(ii) above) or (ii) such person, together with all Affiliates and Associates of such person, after the Authorization Date, reduces its Beneficial Ownership of the Voting Stock to less than 15% of the outstanding Voting Stock and thereafter becomes the Beneficial Owner of 15% or more of the outstanding Voting Stock (unless such acquisition is pursuant to a transaction described in clause (d)(i) or (d)(ii) above).

                Prior to the Distribution Date, the Rights will not be exercisable, will not be represented by a separate certificate, and will not be transferable apart from the Common Stock, but will instead be evidenced, with respect to any Common Stock certificates outstanding as of the Record Date, by such Common Stock certificate with a copy of this Summary of Rights attached thereto. Until the Distribution Date (or earlier redemption, exchange or expiration of the Rights), new Common Stock certificates issued after the Record Date will contain a legend incorporating the Rights Agreement by reference. Until the Distribution Date (or earlier redemption, exchange or expiration of the Rights), the surrender for transfer of any of the Common Stock certificates outstanding as of the Record Date, with or without a copy of this Summary of Rights attached thereto, will also constitute the transfer of the Rights associated with the Common Stock represented by such certificate. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights ("Right Certificates") will be mailed to holders of record of Common Stock as of the Close of Business on the Distribution Date, and such separate certificates alone will evidence the Rights from and after the Distribution Date.

                The Rights will expire at the Close of Business on the tenth anniversary of the date of the Rights Agreement, unless earlier redeemed or exchanged by the Corporation as described below.

                Shares of Preferred Stock purchasable upon exercise of the Rights will be non-redeemable and, unless otherwise provided in connection with the creation of a subsequent series of preferred stock, will be subordinate to any other series of the Corporation's preferred stock. The Preferred Stock may not be issued except upon exercise of Rights.

                Each share of Preferred Stock will receive, when, as and if declared by the Board, (a) cash dividends in an amount per share (rounded to the nearest cent) equal to 100 times the aggregate per share amount of all cash dividends declared or paid on the Common Stock and (b) a preferential cash dividend (the "Preferential Dividends"), if any, in preference to the holders of Common Stock, on the first Business Day of April, July, October and January, annually (each a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Preferred Stock, payable in an amount (except in the case of the first Quarterly Dividend Payment Date if the date of the first issuance of Preferred Stock is a date other than a Quarterly Dividend Payment Date, in which case such payment will be a prorated portion of such amount) equal to $.10 per share of Preferred Stock less the per share amount of all cash dividends declared on the Preferred Stock pursuant to clause (a) of this sentence since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Preferred Stock.

                Preferential Dividends will begin to accrue on outstanding shares of Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issuance of any shares of Preferred Stock. Accrued but unpaid Preferential Dividends will cumulate but will not bear interest. Preferential Dividends paid on the shares of Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares will be allocated pro rata on a share-by-share basis among all such shares at the time outstanding.

                In addition, the holders of the Preferred Stock are entitled to receive 100 times any non-cash dividends (other than dividends payable in equity securities) declared on Common Stock, in like kind. If the Corporation liquidates, the holders of Preferred Stock will be entitled to receive, for each share of Preferred Stock, a payment in an amount equal to the greater of the Exercise Price, plus any accrued and unpaid dividends and distributions in respect of the Preferred Stock or 100 times the payment made per share of Common Stock.

                Each share of Preferred Stock will have 100 votes, voting together with Common Stock. In the event of any merger, consolidation or other transaction in which Common Stock is exchanged, each share of Preferred Stock will be entitled to receive 100 times the amount received per share of Common Stock. The rights of Preferred Stock as to dividends, liquidation and voting are protected by anti-dilution provisions.

                The Exercise Price of the Rights and the number of shares of Preferred Stock issuable upon exercise of the Rights are subject to certain adjustments from time to time in the event of a stock dividend on, or a subdivision or combination of, Common Stock. The Exercise Price for the Rights also is subject to adjustment in the event of extraordinary distributions of cash or other property to holders of Common Stock.

                Unless the Rights are earlier redeemed, in the event that a Person or group becomes an Acquiring Person, the Rights Agreement provides that proper provisions will be made so that each holder of record of a Right (other than Rights Beneficially Owned by an Acquiring Person and certain Affiliates, Associates and transferees thereof, whose Rights will thereupon become null and void), will thereafter have the right to receive, upon payment of the Exercise Price and in lieu of shares of Preferred Stock, that number of shares of the Common Stock having a Fair Market Value determined in accordance with the Rights Agreement at the time of the transaction equal to approximately two times the Exercise Price (such value to be determined with reference to the Fair Market Value of the Common Stock as provided in the Rights Agreement).

                In addition, unless the Rights are earlier redeemed or exchanged, in the event that, after the time that a Person or group becomes an Acquiring Person, the Corporation were to be acquired in a merger or other business combination (in which any shares of Common Stock are changed into or exchanged for other securities or assets) or more than 50% of the assets or earning power of the Corporation and its Subsidiaries (taken as a whole) were to be sold or transferred in one or a series of related transactions, the Rights Agreement provides that proper provision will be made so that each holder of record of a Right (other than Rights Beneficially Owned by an Acquiring Person and certain Affiliates, Associates and transferees thereof, whose Rights will thereupon become null and void) will from and after such date have the right to receive, upon payment of the Exercise Price, that number of shares of common stock of the acquiring company having a Fair Market Value at the time of such transaction determined in accordance with the Rights Agreement equal to approximately two times the Exercise Price.

                At any time after any Person or group becomes an Acquiring Person and prior to the acquisition by such Person or group of 50% or more of the outstanding Voting Stock, the Board may, at its option, exchange all or part of the then outstanding and exercisable Rights (which will not include Rights that have become null and void pursuant to the provisions of Section 8(e)) at an exchange ratio of one share of Common Stock per Right, appropriately adjusted to reflect any stock split, stock dividend or similar transaction occurring after the date of this Agreement.

                Fractions of shares of Preferred Stock (other than fractions which are integral multiples of one one-hundredth of a share) may, at the election of the Corporation, be evidenced by depositary receipts. The Corporation may also issue cash in lieu of fractional shares which are not integral multiples of one one-hundredth of a share.

                At any time prior to the Close of Business on the tenth day after there has been a public announcement that a Person has become an Acquiring Person, the Corporation may redeem the Rights in whole, but not in part, at a price of $.001 per Right (the "Redemption Price"). Immediately upon the effective time of the action of the Board authorizing redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

                For as long as the Rights are then redeemable, the Corporation may, except with respect to the Redemption Price, amend the Rights in any manner, including an amendment to extend the time period in which the Rights may be redeemed. At any time when the Rights are not then redeemable, the Corporation may amend the Rights in any manner that does not materially adversely affect the interests of holders of the Rights as such.

                Until a Right is exercised, the holder, as such, will have no rights as a stockholder of the Corporation, including, without limitation, the right to vote or to receive dividends.

                As of April 19, 2002, there were 20,845,017 shares of Common Stock issued and outstanding. The Corporation has reserved 1,000,000 shares of Preferred Stock for issuance upon exercise of the Rights.

                A copy of the Rights Agreement is filed as Exhibit 1 to this Form 8-A. The foregoing summary description of the Rights Agreement is qualified in its entirety by reference to such exhibit.

Item 2.    Exhibits.
1.	Stockholder Rights Agreement, dated as of March 18, 2002, by and between Wilson Greatbatch Technologies, Inc. and Mellon Investor Services LLC, as Rights Agent, which includes the Summary of Rights to Purchase Series A Junior Participating Preferred Stock as Exhibit A, the Form of Right Certificate as Exhibit B and the Form of Certificate of Designations, Preferences and Privileges of the Series A Junior Participation Preferred Stock as Exhibit C.

SIGNATURE

                Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

WILSON GREATBATCH TECHNOLOGIES, INC.
April 29, 2002	By: /s/ Larry T. DeAngelo
Larry T. DeAngelo, Senior Vice President, Administration and Secretary

EXHIBIT 1

STOCKHOLDER RIGHTS AGREEMENT

by and between

WILSON GREATBATCH TECHNOLOGIES, INC.

and

MELLON INVESTOR SERVICES LLC

as Rights Agent

Dated as of March 18, 2002

STOCKHOLDER RIGHTS AGREEMENT

            THIS STOCKHOLDER Rights Agreement (this "Agreement"), dated as of March 18, 2002, by and between WILSON GREATBATCH TECHNOLOGIES, INC., a Delaware corporation (the "Corporation"), and MELLON INVESTOR SERVICES LLC, a New Jersey limited liability company, as Rights Agent (the "Rights Agent").

BACKGROUND

            1.    On March 1, 2002 (the "Authorization Date"), the Board of Directors of the Corporation (the "Board") authorized the issuance of and declared a dividend payable in one right (a "Right") for each share of common stock, $.001 par value per share, of the Corporation ("Common Stock") outstanding as of Close of Business on April 30, 2002 (the "Record Date").

            2.    Each Right represents the right to purchase one one-hundredth of a share of Series A Junior Participating Preferred Stock of the Corporation ("Preferred Stock"), having the rights, preferences and privileges set forth in the form of Certificate of Designations, Preferences and Privileges attached as Exhibit C and duly adopted by the Board on the Authorization Date, upon the terms and subject to the conditions set forth in this Agreement.

            3.    On the Authorization Date, the Board further authorized the issuance of one Right (subject to adjustment) with respect to each share of Common Stock which may be issued between the Record Date and the earliest to occur of the Distribution Date, the Expiration Date or the Final Expiration Date (as such terms are hereinafter defined), upon the terms and subject to the conditions set forth in this Agreement.

AGREEMENT

            NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth in this Agreement, the Corporation and the Rights Agent agree as follows:

        Section 1.    Certain Definitions. For purposes of this Agreement, the following terms have the meanings indicated:

(a)    "Acquiring Person" means any Person who or which, together with all Affiliates and Associates of such Person, is the Beneficial Owner of 15% or more of the Voting Stock then outstanding; provided, however, that an Acquiring Person does not include:

(i)    an Exempt Person;

(ii)    any Person who or which, together with all Affiliates and Associates of such Person, would be an Acquiring Person solely by reason of (A) being the Beneficial Owner of shares of Voting Stock, the Beneficial Ownership of which was acquired by such Person (together with all Affiliates and Associates of such Person) pursuant to any action or transaction or series of related actions or transactions approved by the Board before such Person (together with all Affiliates and Associates of such Person) otherwise became an Acquiring Person or (B) a reduction in the number of issued and outstanding shares of Voting Stock pursuant to a transaction or a series of related transactions approved by the Board; provided, further, that in the event a Person described in this clause (ii) does not become an Acquiring Person by reason of subclause (A) or (B) of this clause (ii), such Person nonetheless shall become an Acquiring Person in the event such Person (together with all Affiliates and Associates of such Person) thereafter acquires Beneficial Ownership of an additional 1% or more of the Voting Stock, unless the acquisition of such additional Voting Stock would not result in such Person becoming an Acquiring Person by reason of subclause (A) or (B) of this clause (ii); or

(iii)    any Person who, as of the Authorization Date, together with all Affiliates and Associates of such Person, was the Beneficial Owner of 15% or more of the Voting Stock outstanding as of such date; provided, further, that any Person described in this clause (iii) will become an Acquiring Person if (A) such Person, together with all Affiliates and Associates of such Person, after the Authorization Date, acquires Beneficial Ownership of an additional 1% or more of the Voting Stock or (B) such Person, together with all Affiliates and Associates of such Person, after the Authorization Date, reduces its Beneficial Ownership of the Voting Stock to less than 15% of the outstanding Voting Stock and thereafter becomes the Beneficial Owner of 15% or more of the outstanding Voting Stock, unless in the case of subclause (A) or (B) of this clause (iii) such acquisition of Voting Stock was pursuant to a transaction described in subclauses (ii)(A) or (ii)(B) above; provided, further, that in the event such Person described in subclause (iii)(A) or (iii)(B) does not become an Acquiring Person by reason of subclauses (ii)(A) or (ii)(B) above, such Person nonetheless will become an Acquiring Person in the event such Person (together with all Affiliates and Associates of such Person) thereafter acquires Beneficial Ownership of an additional 1% or more of the Voting Stock, unless the acquisition of such Voting Stock would not result in such Person becoming an Acquiring Person by reason of subclause (A) or (B) of clause (ii) above.

Notwithstanding the foregoing, if the Board determines in good faith that a Person who would otherwise be an Acquiring Person as defined pursuant to the foregoing provisions of this paragraph (a) has become such inadvertently, and such Person divests as promptly as practicable (as determined in good faith by the Board) a sufficient number of shares of Common Stock so that such Person would no longer be an Acquiring Person as defined pursuant to the foregoing provisions of this paragraph (a), then such Person will not be deemed an Acquiring Person for any purposes of this Agreement

(b)    "Affiliate" has the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations under the Exchange Act, as in effect on the date of this Agreement.

(c)    "Associate" of a Person means (i) with respect to a corporation, any officer or director thereof or any Associate of any Subsidiary thereof, or any Beneficial Owner of 10% or more of any class of equity security thereof, (ii) with respect to an association, any officer or director thereof or any Associate of a Subsidiary thereof, (iii) with respect to a partnership, any general partner thereof or any limited partner thereof who is, directly or indirectly, the Beneficial Owner of a 10% or greater ownership interest therein, and any Associate of any Subsidiary thereof, (iv) with respect to a limited liability company, any manager or managing member thereof and any Beneficial Owner of 10% or more or any class of membership interest therein or other equity security thereof, and any Associate of any Subsidiary thereof, (v) with respect to a business trust, any officer or trustee thereof or any Associate of any Subsidiary thereof, (vi) with respect to any other trust or an estate, any trustee, executor or similar fiduciary and any Person who has a 15% or greater interest as a beneficiary in the income from or principal of such trust or estate, (vii) with respect to a natural person, the parents and children thereof and any spouse or relative thereof, or any relative of such spouse, who has the same home as such person and (viii) any Affiliate of such Person.

(d)    A person is deemed the "Beneficial Owner" of, or to "Beneficially Own", any securities (and correlative terms have correlative meanings):

(i)    which such Person or any of such Person's Affiliates or Associates beneficially owns, directly or indirectly, for purposes of Section 13(d) of the Exchange Act and Regulations 13D and 13G thereunder, as each is amended from time to time; or

(ii)    which such Person or any of such Person's Affiliates or Associates has (A) the right to acquire (whether such right is exercisable immediately or only after the passage of time or the fulfillment of a condition or both) pursuant to any agreement, arrangement or understanding (whether or not in writing), or upon the exercise of conversion rights, exchange rights, other rights (other than the Rights), warrants or options, or otherwise; provided, however, that a Person shall not be deemed the Beneficial Owner of, or to Beneficially Own, securities tendered pursuant to a tender or exchange offer made by such Person or any of such Person's Affiliates or Associates until such tendered securities are accepted for purchase or exchange or (B) the right to vote, alone or in concert with others, pursuant to any agreement, arrangement or understanding (whether or not in writing); provided, however, that a Person shall not be deemed the Beneficial Owner of, or to Beneficially Own, any securities if the agreement, arrangement or understanding to vote such security (1) arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made pursuant to, and in accordance with, the applicable rules and regulations under the Exchange Act and (2) is not at the time reportable by such Person on a Schedule 13D report under the Exchange Act (or any comparable or successor report), other than by reference to a proxy or consent solicitation being conducted by such Person; or

(iii)    which are beneficially owned, directly or indirectly, by any other Person with which such Person or any of such Person's Affiliates or Associates has any agreement, arrangement or understanding (whether or not in writing) for the purpose of acquiring, holding, voting (except as described in clause (B) of subparagraph (ii) of this paragraph (d)) or disposing of any securities of the Corporation; provided, however, that for purposes of determining Beneficial Ownership of securities under this Agreement, officers and directors of the Corporation solely by reason of their status as such will not constitute a group (notwithstanding that they may be Associates of one another or may be deemed to constitute a group for purposes of Section 13(d) the Exchange Act) and will not be deemed to own shares owned by another officer or director of the Corporation.

Notwithstanding anything in this paragraph (d) to the contrary, a Person engaged in the business of underwriting securities will not be deemed the Beneficial Owner of, or to Beneficially Own, any securities acquired or otherwise beneficially owned in good faith in a firm commitment underwriting until the expiration of forty days after the date of the sale of securities to the public pursuant to such firm commitment underwriting.

(e)    "Business Day" means any day other than a Saturday, Sunday, or a day on which banking institutions in the State of New York or the state in which the office of the Rights Agent are authorized or obligated by law or executive order to close.

(f)    "Close of Business" on any given date means 5:00 P.M., New York City time, on such date; provided, however, that if such date is not a Business Day it means 5:00 P.M., New York City time, on the next succeeding Business Day.

(g)    "Common Stock" when used with reference to the Corporation collectively means the Common Stock of the Corporation as defined in the first numbered paragraph of this Agreement and any other common stock of the Corporation into or for which it is changed, converted or exchanged. "Common Stock" when used with reference to any Person other than the Corporation which is organized in corporate form means the capital shares or other equity security having of all classes of capital shares or equity securities of such corporation the greatest aggregate voting power in the election of directors. "Common Stock" when used with reference to any Person which is not organized in corporate form means units of beneficial interest in the profits or losses of such Person or other equity security of such Person having of all classes of equity securities of such Person the greatest aggregate voting power in the election of the directors, trustees, managers or other Persons performing like governance functions for such Person.

(h)    "Corporation" has the meaning provided in the first paragraph of this Agreement; provided, however, that "Corporation" also includes any successors to the Corporation as provided by Section 29 and means a Principal Party as provided by Section 14(a) and 14(b).

(i)    "Distribution Date" has the meaning set forth in Section 4(b).

(j)    "Exchange Act" means the Securities Exchange Act of 1934, as amended.

(k)    "Exchange Ratio" has the meaning set forth in Section 28.

(l)    "Exempt Person" means (i) the Corporation, (ii) any Subsidiary of the Corporation or (iii) any employee benefit plan or employee stock plan of the Corporation or any Subsidiary of the Corporation, or any trust or other entity organized, appointed, established or holding Voting Stock for or pursuant to the terms of any such plan.

(m)    "Exercise Price" has the meaning set forth in Section 5 and in Section 8(b).

(n)    "Expiration Date" has the meaning set forth in Section 8(a).

(o)    "Fair Market Value" of any property means the fair market value of such property as determined in accordance with Section 12(b).

(p)    "Final Expiration Date" has the meaning set forth in Section 8(a).

(q)    "Invalidation Time" has the meaning set forth in Section 8(e).

(r)    "NASDAQ" has the meaning set forth in Section 10(b).

(s)    "Person" means any individual, company, firm, corporation or other entity.

(t)    "Principal Party" has the meaning set forth in Section 14(b).

(u)    "Publicly Traded" has the meaning set forth in Section 12(b).

(v)    "Redemption Price" has the meaning set forth in Section 24(a).

(w)    "Right Certificate" has the meaning set forth in Section 4(d).

(x)    "Securities Act" means the Securities Act of 1933, as amended.

(y)    "Stock Acquisition Date" means the first date on which there is a public announcement by the Corporation or an Acquiring Person that an Acquiring Person has become such (which, for purposes of this definition, includes, without limitation, a report filed pursuant to Section 13(d) of the Exchange Act) or such earlier date as a majority of the Board becomes aware of the existence of an Acquiring Person as confirmed by action of the Board taken by the affirmative vote of a majority of the Board.

(z)    "Subsidiary" of a Person means any corporation or other entity of which securities or other ownership interests having ordinary voting power sufficient to elect a majority of the board of directors of such corporation or other entity or other persons performing similar functions are Beneficially Owned, directly or indirectly, by such Person or by any corporation or other entity that is otherwise controlled by such Person.

(aa)    "Summary of Rights" has the meaning set forth in Section 4(a).

(bb)    "Trading Day" has the meaning set forth in Section 12(b).

(cc)    "Transfer Tax" means any tax or charge, including any documentary stamp tax, imposed or collected by any governmental or regulatory authority in respect of any transfer of any security, instrument or right, including the Rights, shares of Common Stock and shares of Preferred Stock.

(dd)    "Voting Stock" means (i) Common Stock and (ii) any other shares of capital stock of the Corporation entitled to vote generally in the election of directors or entitled generally to vote together with Common Stock in respect of a merger, consolidation, sale of all or substantially all of the Corporation's assets, liquidation, dissolution or winding up. For purposes of this Agreement, a stated percentage of Voting Stock means a number of shares of Voting Stock that equals in voting power that stated percentage of the total voting power of the then outstanding shares of Voting Stock in the election of a majority of the Board or in respect of a merger, consolidation, sale of all or substantially all of the Corporation's assets, liquidation, dissolution or winding up.

        Any determination required to be made by the Board for purposes of applying the definitions contained in this Section 1 must be made by a majority of the Board in its good faith judgment, which determination is binding on the Rights Agent and the holders of the Rights. The Rights Agent is entitled always to assume the Board acted in good faith and shall be fully protected and incur no liability in reliance thereon.

        Section 2.    References to Sections (and other subdivisions) and Exhibits. All references in this Agreement to Sections (and other subdivisions) and Exhibits refer to the corresponding Sections (and other subdivisions) and Exhibits of, or attached to, this Agreement, unless the context expressly, or by necessary implication, otherwise requires.

        Section 3.    Appointment of Rights Agent. The Corporation hereby appoints the Rights Agent to act as agent for the Corporation in accordance with the terms and conditions of this Agreement, and the Rights Agent hereby accepts such appointment. The Corporation may from time to time appoint such co-Rights Agents as it deems necessary or desirable, upon 10 days prior written notice to the Rights Agent. The Rights Agent has no duty to supervise, and will in no event be liable for, the acts or omissions of any such co-Rights Agent.

        Section 4.    Issuance of Right Certificates.

(a)    On the Record Date (or as soon as practicable thereafter), the Corporation or the Rights Agent (upon the Rights Agents receipt of a list of stockholders of Common Stock) will send a copy of a Summary of Rights to Purchase Series A Junior Participating Preferred Stock, in substantially the form of Exhibit A (the "Summary of Rights"), by first class mail, postage prepaid, to each record holder of Common Stock as of the Record Date, at the address of such holder shown on the records of the Corporation.

(b)    Until the Close of Business on the day which is the earlier of (i) the tenth day after the Stock Acquisition Date or (ii) the tenth Business Day (or such later date as may be determined by action of the Board prior to such time as any Person becomes an Acquiring Person) after the date of the commencement by any Person (other than an Exempt Person) of, or the first public announcement of the intent of any Person (other than an Exempt Person) to commence, a tender or exchange offer upon the successful consummation of which such Person, or any Affiliate or Associate of such Person, would be an Acquiring Person (including any such date which is after the date of this Agreement and prior to the issuance of the Rights; the earlier of such dates being referred to as the "Distribution Date"), (A) the Rights will be evidenced by the certificates for Common Stock (or in the case of uncertificated shares of Common Stock, by the book-entry account that evidences record ownership for such shares) registered in the names of the holders of Common Stock (together with, in the case of certificates for Common Stock outstanding as of the Record Date, the Summary of Rights) and not by separate Right Certificates and the record holders of such certificates (or such book-entry accounts) for Common Stock will be the record holders of the Rights represented thereby and (B) each Right will be transferable only simultaneously and together with the transfer of a share of Common Stock (subject to adjustment as hereinafter provided). Until the Distribution Date (or, if earlier, the Expiration Date or Final Expiration Date), the surrender for transfer of any certificate for Common Stock (or the effectuation of a book-entry transfer of shares of Common Stock) will constitute the surrender for transfer of the Right or Rights associated with Common Stock evidenced thereby, whether or not accompanied by a copy of the Summary of Rights.

(c)    Rights must be issued in respect of all shares of Common Stock that become outstanding after the Record Date but prior to the earliest of the Distribution Date, the Expiration Date or the Final Expiration Date. Certificates for Common Stock (including, without limitation, certificates issued upon original issuance, disposition from the Corporation's treasury or transfer or exchange of Common Stock) after the Record Date but prior to the earliest of the Distribution Date, the Expiration Date, or the Final Expiration Date must have impressed, printed, written or stamped thereon or otherwise affixed thereto the following legend:

THIS CERTIFICATE ALSO EVIDENCES AND ENTITLES THE HOLDER OF THIS CERTIFICATE TO THE SAME NUMBER OF RIGHTS (SUBJECT TO ADJUSTMENT) AS THE NUMBER OF SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE, SUCH RIGHTS BEING ON THE TERMS PROVIDED UNDER THE STOCKHOLDER RIGHTS AGREEMENT BY AND BETWEEN WILSON GREATBATCH TECHNOLOGIES, INC. (THE "CORPORATION") AND MELLON INVESTOR SERVICES LLC, AS RIGHTS AGENT (THE "RIGHTS AGENT"), DATED AS OF MARCH 18, 2002, AS IT MAY BE AMENDED FROM TIME TO TIME (THE "AGREEMENT"), THE TERMS OF WHICH ARE INCORPORATED HEREIN BY REFERENCE AND A COPY OF WHICH IS ON FILE AT THE PRINCIPAL EXECUTIVE OFFICES OF THE CORPORATION. UNDER CERTAIN CIRCUMSTANCES, AS SET FORTH IN THE AGREEMENT, SUCH RIGHTS WILL BE EVIDENCED BY SEPARATE CERTIFICATES AND WILL NO LONGER BE EVIDENCED BY THIS CERTIFICATE. THE CORPORATION WILL MAIL TO THE REGISTERED HOLDER OF THIS CERTIFICATE A COPY OF THE AGREEMENT WITHOUT CHARGE WITHIN 5 DAYS AFTER RECEIPT OF A WRITTEN REQUEST THEREFORE. AS PROVIDED IN SECTION 8(E) OF THE AGREEMENT, RIGHTS ISSUED TO OR BENEFICIALLY OWNED BY ACQUIRING PERSONS OR THEIR AFFILIATES OR ASSOCIATES OR ANY SUBSEQUENT HOLDER OF SUCH RIGHTS WILL BE NULL AND VOID AND MAY NOT BE EXERCISED BY OR TRANSFERRED TO ANY PERSON.

With respect to such certificates containing the foregoing legend, until the Distribution Date, the Rights associated with Common Stock represented by such certificates will be evidenced by such certificates alone, and the surrender for transfer of any such certificate, except as otherwise provided in this Agreement, will also constitute the transfer of the Rights associated with Common Stock represented thereby. If the Corporation purchases or otherwise acquires any Common Stock after the Record Date but prior to the Distribution Date, any Rights associated with such Common Stock will be deemed canceled and retired so that the Corporation will not be entitled to exercise any Rights associated with Common Stock which are no longer outstanding. Notwithstanding this paragraph (c), the omission of a legend will not affect the enforceability of any part of this Agreement or the rights of any holder of the Rights.

(d)    As soon as practicable after the Distribution Date, the Corporation will prepare and execute, the Rights Agent will countersign, and the Corporation will send or cause to be sent (and the Rights Agent will, if requested and provided with all relevant information, send), by first class mail, postage prepaid, to each record holder of Common Stock as of the Close of Business on the Distribution Date, as shown by the records of the Corporation, at the address of such holder shown on such records, a certificate in the form provided by Section 5 (a "Right Certificate"), evidencing one Right (subject to adjustment as provided in this Agreement) for each share of Common Stock so held. As of and after the Distribution Date, the Rights must be evidenced solely by Right Certificates and may be transferred by the transfer of the Right Certificate as permitted under this Agreement, separately and apart from any transfer of one or more shares of Common Stock.

        Section 5.    Form of Right Certificates. The Right Certificates (and the forms of election to purchase shares, certificate and assignment to be printed on the reverse of such certificates), when, as and if issued, will be substantially in the form of Exhibit B and may have such marks of identification or designation and such legends, summaries or endorsements printed thereon as may be required to comply with any law or with any rule or regulation made pursuant thereto or with any rule or regulation of any stock exchange on which Common Stock or the Rights may from time to time be listed or as the Corporation deems appropriate (but which do not affect the rights, duties or responsibilities of the Rights Agent) to conform to usage or otherwise and as are not inconsistent with the provisions of this Agreement. Subject to the provisions of Section 23, Right Certificates evidencing Rights whenever issued, (i) will be dated as of the date of issuance of the Rights they represent and (ii) subject to adjustment from time to time as provided in this Agreement, on their face will entitle the holders thereof to purchase such number of one one-hundredth of a share (including fractional shares which are integral multiples of one one-hundredth of a share) of Preferred Stock as will be set forth thereon at the price per one one-hundredth of a share of Preferred Stock payable upon exercise of a Right provided by Section 8(b), as the same may from time to time be adjusted as provided in this Agreement (the "Exercise Price").

        Section 6.    Countersignature and Registration.

(a)    Each Right Certificate must be executed on behalf of the Corporation by its Chairman of the Board, President or any Vice President, either manually or by facsimile signature, and have affixed thereto the Corporation's seal or a facsimile thereof which will be attested by the Secretary or an Assistant Secretary of the Corporation, either manually or by facsimile signature. Each Right Certificate will be countersigned by the Rights Agent either manually or by facsimile signature and will not be valid for any purpose unless so countersigned. If any officer of the Corporation who signs any Right Certificate ceases to be such officer of the Corporation before countersignature by the Rights Agent and issuance and delivery of the certificate by the Corporation, such Right Certificate, nevertheless, may be countersigned by the Rights Agent and issued and delivered with the same force and effect as though the person who signed such Right Certificates had not ceased to be such officer of the Corporation. Any Right Certificate may be signed on behalf of the Corporation by any person who, on the date of the execution of such Right Certificate, is a proper officer of the Corporation to sign such Right Certificate, although at the date of the execution of this Agreement any such person was not such an officer.

(b)    Following the Distribution Date and receipt by the Rights Agent of all relevant information, the Rights Agent will keep or cause to be kept, at its office or one or more offices designated as the appropriate place for surrender of Right Certificates upon exercise or transfer, and in such other locations as may be required by law, books for registration and transfer of the Right Certificates issued under this Agreement. Such books will show the names and addresses of the respective holders of the Right Certificates, the number of Rights evidenced on its face by each of the Right Certificates and the date of each of the Right Certificates.

        Section 7.    Transfer, Split Up, Combination and Exchange of Right Certificates; Mutilated, Destroyed, Lost or Stolen Right Certificates.

(a)    Subject to the provisions of Sections 8(e), 8(f) and 15, at any time after the Close of Business on the Distribution Date, and at or prior to the Close of Business on the earlier of the Expiration Date or the Final Expiration Date, any Right Certificate, may be (i) transferred or (ii) split up, combined or exchanged for one or more other Right Certificates, entitling the registered holder to purchase a like number of one one-hundredths of a share of Preferred Stock as the Right Certificate or Rights Certificates surrendered then entitled such holder to purchase. Any registered holder desiring to transfer, split up, combine or exchange any Right Certificate must surrender the Right Certificate at the office of the Rights Agent designated for the surrender of Right Certificates with the form of certificate and assignment on the reverse side thereof duly endorsed (or enclose with such Right Certificate a written instrument of transfer in form satisfactory to the Corporation and the Rights Agent), duly executed by the registered holder thereof or his, her or its attorney duly authorized in writing, and with such signature duly guaranteed. Any registered holder desiring to split up, combine or exchange any Right Certificate must make such request in writing delivered to the Rights Agent, and must surrender the Right Certificate to be split up, combined or exchanged at the office of the Rights Agent designated therefore. Thereupon, the Rights Agent must countersign and deliver to the Person entitled thereto a Right Certificate or Right Certificates, as the case may be, as so requested. The Corporation may require payment of a sum sufficient to cover any Transfer Tax that may be imposed in connection with any transfer, split up, combination or exchange of any Right Certificates. The Rights Agent shall have no duty or obligation under this Section unless and until it is satisfied that all such Transfer Tax has been paid.

(b)    Subject to the provisions of Sections 8(e), 8(f) and 15, at any time after the Distribution Date and prior to the Expiration Date, upon receipt by the Corporation and the Rights Agent of evidence reasonably satisfactory to them of the loss, theft, destruction or mutilation of a Right Certificate, and, in case of loss, theft or destruction, of indemnity or security satisfactory to them and, if requested by the Corporation, reimbursement to the Corporation and the Rights Agent of all reasonable expenses incidental thereto, or upon surrender to the Rights Agent and cancellation of the Right Certificate if mutilated, the Corporation will cause a new Right Certificate of like tenor to be issued and delivered to the registered owner in lieu of the Right Certificate so lost, stolen, destroyed or mutilated.

        Section 8.    Exercise of Rights; Exercise Price; Expiration Date of Rights; Invalidation of Certain Rights.

(a)    The Rights are not exercisable until, and will become exercisable on, the Distribution Date (unless otherwise provided in this Agreement, including, without limitation, the restrictions on exercisability set forth in Section 8(e), 24(a) and 28(b)). Except as otherwise provided in this Agreement, the Rights may be exercised, in whole or in part, at any time commencing with the Distribution Date upon surrender of the Right Certificate, with the form of election to purchase and certificate on the reverse side thereof duly executed (with signatures duly guaranteed), to the Rights Agent at the designated office of the Rights Agent set forth in Section 26, together with payment of the Exercise Price for each Right exercised (as the same may have been adjusted as hereinafter provided), at or prior to the Close of Business on the earlier of (i) the tenth anniversary of the date of this Agreement (the "Final Expiration Date") or (ii) the date on which the Rights are redeemed as provided in Section 24 or the date on which the Rights are exchanged as provided in Section 28 (such earlier date being referred to as the "Expiration Date").

(b)    The Exercise Price will initially be $160 for each one one-hundredth of a share of Preferred Stock issued pursuant to the exercise of a Right. The Exercise Price and the number of one one-hundredths of a share of Preferred Stock or other securities or property to be acquired upon exercise of a Right will be subject to adjustment from time to time as provided in Sections 12 and 14. The Exercise Price will be payable in lawful money of the United States of America, in accordance with paragraph (c) below.

(c)    Except as otherwise provided in this Agreement, upon receipt of a Right Certificate representing exercisable Rights with the form of election to purchase and certificate duly executed, accompanied by payment by certified check, cashier's check, bank draft or money order payable to the Corporation or the Rights Agent of the Exercise Price for the shares of Preferred Stock to be purchased and an amount equal to any applicable Transfer Tax required to be paid by the holder of the Right Certificate in accordance with Section 10(e), the Rights Agent will thereupon promptly (i) requisition from any transfer agent of the Preferred Stock of the Corporation one or more certificates representing the number of shares of Preferred Stock to be so purchased, and the Corporation hereby authorizes and directs such transfer agent to comply with all such requests, (ii) as provided in Section 15(b), at the election of the Corporation, cause depositary receipts to be issued in lieu of fractional shares of Preferred Stock, (iii) if the election provided for in the immediately preceding clause (ii) has not been made, requisition from the Corporation the amount of cash to be paid in lieu of the issuance of fractional shares (other than fractions that are integral multiples of one one-hundredths of a share) in accordance with Section 15(b), (iv) after receipt of such Preferred Stock certificates and, if applicable, depositary receipts, cause the same to be delivered to or upon the order of the registered holder of such Right Certificate, registered in such name or names as may be designated by such holder and (v) when appropriate, after receipt, promptly deliver such cash to or upon the order of the registered holder of such Right Certificate; provided, however, that in the case of a purchase of securities other than Preferred Stock, pursuant to Section 14, the Rights Agent will promptly take the appropriate actions corresponding in such case to that referred to in the foregoing clauses (i) through (v) of this Section 8(c). Notwithstanding the foregoing provisions of this Section 8(c), the Corporation may suspend the issuance of shares of Preferred Stock and other securities upon exercise of a Right for a reasonable period, not in excess of 90 days, during which the Corporation seeks to register under the Securities Act, and any applicable securities law of any other jurisdiction, the shares of Preferred Stock or other securities to be issued pursuant to the Rights; provided, however, that nothing contained in this Section 8(c) will relieve the Corporation of its obligations under Section 10(d). Upon any such suspension, the Corporation will issue a public announcement stating that the exercisability of the Rights has been temporarily suspended (with notice thereof to the Rights Agent), as well as a public announcement at such time as the suspension is no longer in effect (with notice thereof to the Rights Agent).

(d)    If the registered holder of any Right Certificate exercises less than all the Rights evidenced thereby, a new Right Certificate evidencing Rights equivalent to the Rights remaining unexercised will be issued by the Rights Agent to the registered holder of such Right Certificate or his assign, subject to the provisions of Section 15(b).

(e)    Notwithstanding any provision of this Agreement to the contrary, from and after the time (the "Invalidation Time") when any Person first becomes an Acquiring Person, any Rights that are Beneficially Owned by (i) such Acquiring Person (or any Associate or Affiliate of such Acquiring Person), (ii) a transferee of such Acquiring Person (or any such Associate or Affiliate) who becomes a transferee after the Invalidation Time or (iii) a transferee of such Acquiring Person (or any such Associate or Affiliate) who becomes a transferee prior to or concurrently with the Invalidation Time pursuant to either (A) a transfer from the Acquiring Person (or any such Associate or Affiliate) to holders of its equity securities or to any Person with whom it has any continuing agreement, arrangement or understanding regarding the transferred Rights or (B) a transfer which the Board determines is part of a plan, agreement, arrangement or understanding which has the purpose or effect of avoiding the provisions of this Section 8(e), and subsequent transferees of such Persons referred to in clause (ii) and (iii) above, will be null and void without any further action and any holder of such Rights will thereafter have no rights whatsoever with respect to such Rights under any provision of this Agreement. No Right Certificate will be issued pursuant to Section 4 that represents Rights Beneficially Owned by an Acquiring Person or any Affiliate or Associate thereof whose Rights would be null and void pursuant to the provisions of this Section 8(e); no Right Certificate will be issued at any time upon the transfer of any Rights to an Acquiring Person (or an Affiliate or Associate of such Acquiring Person) whose Rights would be null and void pursuant to the provisions of this Section 8(e) or any Associate or Affiliate thereof or to any nominee of such Acquiring Person, Associate or Affiliate; and any Right Certificate delivered to the Rights Agent for transfer to an Acquiring Person (or an Associate or Affiliate of such Acquiring Person) whose Rights would be null and void pursuant to the provisions of this Section 8(e) will be cancelled. The Corporation shall notify the Rights Agent when this Section 8(e) applies and shall use all reasonable efforts to ensure that the provisions of this Section 8(e) are complied with, but neither the Corporation nor the Rights Agent shall have any liability to any holder of Right Certificates or any other Person as a result of the Corporation's failure to make any determination with respect to an Acquiring Person or its Affiliates, Associates or transferees under this Agreement.

(f)    Notwithstanding anything in this Agreement to the contrary, neither the Rights Agent nor the Corporation will be obligated to undertake any action with respect to a registered holder upon the occurrence of any purported exercise as set forth in this Section 8 unless such registered holder has (i) properly completed and signed the certificate following the form of election to purchase set forth on the reverse side of the Right Certificate surrendered for such exercise and (ii) provided such additional evidence of the identity of the Beneficial Owner (or former Beneficial Owner) or Affiliates or Associates thereof and such other information as the Corporation or the Rights Agent may reasonably request.

        Section 9.    Cancellation and Destruction of Right Certificates. All Right Certificates surrendered for the purpose of exercise, transfer, split up, combination or exchange must, if surrendered to the Corporation or to any of its agents, be delivered to the Rights Agent for cancellation or in cancelled form, or, if surrendered to the Rights Agent, must be cancelled by it, and no Right Certificates will be issued in lieu thereof except as expressly permitted by any of the provisions of this Agreement. The Corporation must deliver to the Rights Agent for cancellation and retirement, and the Rights Agent must cancel and retire, any Right Certificate purchased or acquired by the Corporation otherwise than upon the exercise thereof. The Rights Agent must deliver all cancelled Right Certificates to the Corporation, or must, at the written request of the Corporation, destroy such cancelled Right Certificates, and in such case must deliver a certificate of destruction thereof to the Corporation.

        Section 10.    Reservation and Availability of Shares of Preferred Stock.

(a)    The Corporation covenants and agrees that it will cause to be reserved and kept available out of the authorized and unissued shares of Preferred Stock or out of authorized and issued shares of Preferred Stock held in its treasury, such number of shares of Preferred Stock as will from time to time be sufficient to permit the exercise in full of all outstanding Rights.

(b)    The Corporation will use its best efforts to cause, from and after such time as the Rights become exercisable, all shares of Preferred Stock issued or reserved for issuance in accordance with this Agreement to be listed, upon official notice of issuance, upon the principal national securities exchange, if any, upon which Common Stock is listed or, if the principal market for Common Stock is not on any national securities exchange, to be eligible for quotation in the National Association of Securities Dealers' Automated Quotation System ("NASDAQ") or any successor thereto or other comparable quotation system.

(c)    The Corporation covenants and agrees that it will take all such action as may be necessary to ensure that all shares of Preferred Stock delivered upon exercise of Rights will, at the time of delivery of the certificates for such shares (subject to payment of the Exercise Price in respect thereof), be duly and validly authorized and issued and fully paid and nonassessable shares.

(d)    The Corporation will use its best efforts to (i) file, as soon as practicable following the occurrence of the event described in Section 12(a)(ii), or as soon as is required by law following the Distribution Date, as the case may be, a registration statement under the Securities Act, with respect to the shares of Preferred Stock purchasable upon exercise of the Rights on an appropriate form, (ii) cause such registration statement to become effective as soon as practicable after such filing and (iii) cause such registration statement to remain effective (with a prospectus at all times meeting the requirements of the Securities Act) until the earlier of (A) the date as of which the Rights are no longer exercisable for Preferred Stock and (B) the earlier of the Expiration Date and the Final Expiration Date. The Corporation may temporarily suspend, for a period of time not to exceed 90 days, the issuance of shares of Preferred Stock upon exercise of a Right in order to prepare and file a registration statement under the Securities Act and permit it to become effective. The Corporation will also take such action as may be appropriate under, or to ensure compliance with, the securities or "blue sky" laws of the various states in connection with the exercisability of the Rights. Notwithstanding any provision of this Agreement to the contrary, the Rights will not be exercisable in any jurisdiction unless the requisite qualification in such jurisdiction is obtained and until a registration statement under the Securities Act (if required) is declared effective.

(e)    The Corporation covenants and agrees that it will pay when due and payable any and all Transfer Taxes which may be payable in respect of the issuance or delivery of the Right Certificates or of any shares of Preferred Stock issued or delivered upon the exercise of Rights. The Corporation will not, however, be required to pay any Transfer Tax which may be payable in respect of any transfer or delivery of a Right Certificate to a Person other than, or the issuance or delivery of certificates for Preferred Stock upon exercise of Rights in a name other than that of, the registered holder of the Right Certificate, and the Corporation will not be required to issue or deliver a Right Certificate or certificate for Preferred Stock to a Person other than such registered holder until any such Transfer Tax is paid (any such Transfer Tax being payable by the holder of such Right Certificate at the time of surrender) or until it has been established to the Corporation's satisfaction that no such Transfer Tax is due.

(f)    The requirements of this Section 10 apply to Common Stock if the Corporation has elected in accordance with Section 12(a)(iii) to substitute shares of Common Stock for shares of Preferred Stock that otherwise may be purchased upon the exercise of Rights.

        Section 11.    Preferred Stock Record Date. Each Person in whose name any certificate for shares of Preferred Stock is issued upon the exercise of Rights will for all purposes be deemed to have become the holder of record of Preferred Stock represented thereby on, and such certificate will be dated as of, the date upon which the Right Certificate evidencing such Rights was duly surrendered and payment of the Exercise Price (and any applicable Transfer Taxes) was made; provided, however, that if the date of such surrender and payment is a date upon which Preferred Stock transfer books of the Corporation are closed, such Person will be deemed to have become the record holder of such shares on, and such certificate will be dated as of, the next succeeding Business Day on which the Preferred Stock transfer books of the Corporation are open.

        Section 12.    Adjustment of Exercise Price or Number of Shares. The Exercise Price and the number of shares of Preferred Stock which may be purchased upon exercise of a Right are subject to adjustment from time to time as provided in this Section 12.

(a)	(i) If the Corporation at any time after the date of this Agreement (A) declares or pays any dividend on Common Stock payable in shares of Common Stock, (B) subdivides or splits the outstanding shares of Common Stock into a greater number of shares or (C) combines or consolidates the outstanding shares of Common Stock into a smaller number of shares or effects a reverse split of the outstanding shares of Common Stock, then and in each such event the number of one one-hundredths of a share of Preferred Stock issuable upon the exercise of a Right after the record date for such event (if one has been established or, if not, after the date of such event) will be the number of one one-hundredths of a share of Preferred Stock issuable immediately prior to such event multiplied by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately prior to such event and the denominator of which is the number of shares of Common Stock outstanding immediately after such event, and the Exercise Price to be in effect after the record date for such event (if one has been established or, if not, after the date of such event) will be determined by multiplying the Exercise Price in effect immediately prior to such event by such fraction. If an event occurs which would require an adjustment under both this Section 12(a)(i) and Section 12(a)(ii), the adjustment provided for in this Section 12(a)(i) will be in addition to, and will be made prior to, any adjustment required pursuant to Section 12(a)(ii).

(ii)    Subject to Section 28, in the event that any Person becomes an Acquiring Person, then, subject to the last sentence of Section 24(a) and except as otherwise provided in this Section 12, each holder of a Right, except as provided in Section 8(e), will thereafter have the right to receive upon exercise of such Right in accordance with the terms of this Agreement and payment of the Exercise Price, and in lieu of shares of Preferred Stock, such number of shares of Common Stock as equals the result obtained by (1) multiplying the then current Exercise Price by the number of one one-hundredths of a share of Preferred Stock for which a Right would, absent adjustment pursuant to this Section 12(a)(ii), be then exercisable and dividing the product by (2) 50% of the per share Fair Market Value of the Common Stock (determined pursuant to Section 12(b)) on the Stock Acquisition Date in respect of such event; provided, however, that if the transaction that would otherwise give rise to the foregoing adjustment is also subject to the provisions of Section 14, then only the provisions of Section 14 will apply and no adjustment will be made pursuant to this Section 12(a)(ii).

(iii)    If the Corporation does not have available sufficient authorized but unissued Common Stock to permit the exercise in full of the Rights in accordance with Section 12(a)(ii), the Corporation will take all such action as may be necessary to authorize and reserve for issuance such number of additional shares of Common Stock as may from time to time be required to be issued upon the exercise in full of all Rights from time to time outstanding and, if necessary, will use its best efforts to obtain stockholder approval thereof. In lieu of issuing shares of Common Stock in accordance with Section 12(a)(ii), the Corporation may, if the Board determines that such action is necessary or appropriate, elect to issue or pay, upon the exercise of the Rights, cash, property, shares of Preferred Stock or Common Stock or any combination thereof, having an aggregate Fair Market Value equal to the Fair Market Value of the shares of Common Stock which otherwise would have been issuable pursuant to Section 12(a)(ii) as of the date the Board makes such election (which Fair Market Value will be determined as provided by Section 12(b)). Subject to Section 24, any such election by the Board will be made and publicly announced (with prompt notice thereof to the Rights Agent) within 30 days after the date on which the event described in Section 12(a)(ii) occurs and will be applicable with respect to all Rights exercised after such public announcement (with prompt notice thereof to the Rights Agent).

(b)    For the purpose of this Agreement, the "Fair Market Value" of any share of Preferred Stock, Common Stock or any other stock or any Right or other security or any other property on any date will be determined as provided in this Section 12(b). In the case of a Publicly Traded stock or other security, the Fair Market Value thereof on any date will be deemed to be the average of the daily closing prices per share of such stock or per unit of such other security for the 30 consecutive Trading Days immediately prior to but not including such date; provided, however, that in the event that the Fair Market Value of any share of Common Stock is to be determined as of a date that is within 30 Trading Days after (i) the ex-dividend date for a dividend or distribution on Common Stock payable in shares of Common Stock or securities convertible into shares of Common Stock or (ii) the effective date of any subdivision, split, combination, consolidation, reverse stock split or reclassification of Common Stock, then, and in each such case, the Fair Market Value will be appropriately adjusted by the Board to take into account such dividend, distribution, subdivision, split, combination, consolidation, reverse stock split or reclassification. The closing price for any day will be the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way (in either case, as reported in the applicable transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange), or, if the securities are not listed or admitted to trading on the New York Stock Exchange, as reported in the applicable transaction reporting system with respect to securities listed on the principal national securities exchange (which, if approved by the Board, may be a securities exchange of a country other than the United States of America) on which such security is listed or admitted to trading; or, if not listed or admitted to trading on any such national securities exchange, the last quoted price (or, if not so quoted, the average of the high bid and low asked prices) in the over-the-counter market, as reported by NASDAQ, or such other quotation reporting system then in use in the United States of America; or, if no bids for such security are so quoted, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such security selected by the Board. The term "Trading Day" means a day on which the principal national securities exchange on which such security is listed or admitted to trading is open for the transaction of business or, if such security is not listed or admitted to trading on any national securities exchange, a Business Day. For purposes of this Section 12(b), a stock or other security is considered "Publicly Traded" only (i) if registered under Section 12 of the Exchange Act or exempt from such registration pursuant to Section 12(g)(2)(B), (C) or (G) of the Exchange Act or (ii) if traded on a national securities exchange of a country other than the United States of America approved by the Board or (iii) if, in the judgment of the Board, there is sufficient active trading in such stock or other security that reported trading transactions therein fairly reflect the fair market value thereof. If a security is not Publicly Traded, "Fair Market Value" means the fair value per share of stock or per other unit of such other security, as determined by an independent investment banking firm experienced in the valuation of securities selected in good faith by the Board, or, if no such investment banking firm is, in the good faith judgment of the Board, available to make such determination, as determined in good faith by the Board; provided, however, that for purposes of making the adjustment provided for by Section 12(a)(ii), the Fair Market Value of a share of Preferred Stock, unless the Preferred Stock is at the time Publicly Traded (in which case its Fair Market Value will be determined pursuant to the foregoing provisions of this Section 12(b)), will be 102% of the product of the Fair Market Value of a share of Common Stock multiplied by the higher of the then Dividend Multiple or Vote Multiple applicable to the Preferred Stock (as defined in the Certificate of Designations, Preferences and Privileges of the Corporation relating to the Preferred Stock); provided, however, that the Board may, by resolution, determine that the Fair Market Value of a share of Preferred Stock will be more or less than such amount but not less than 100% or more than 110% of the product of the then Fair Market Value of a share of Common Stock multiplied by the higher of the then Dividend Multiple or Vote Multiple applicable to Preferred Stock. In the case of property other than securities, the "Fair Market Value" thereof will be determined in good faith by the Board based upon such appraisals or valuation reports of such independent experts as the Board in good faith determines to be appropriate in accordance with good business practices and fair to the interests of the holders of Rights. Any determination made by the Board as provided for by this Section 12(b) will be described in a statement filed by the Corporation with the Rights Agent, will be effective thereupon and only thereupon and will be conclusive and binding upon the Rights Agent and, as provided by Section 35, all holders of Rights.

(c)    If the Corporation fixes a record date for the issuance of rights, options or warrants to all holders of Common Stock entitling them (for a period expiring within 45 calendar days after such record date) to subscribe for or purchase Common Stock or securities convertible into Common Stock at a price per share (or having a conversion price per share, if a security convertible into Common Stock) less than the then current per share Fair Market Value of the Common Stock on such record date, the Exercise Price to be in effect after such record date will be determined by multiplying the Exercise Price in effect immediately prior to such record date by a fraction, the numerator of which will be the number of shares of Common Stock outstanding on such record date plus the number of shares of Common Stock which the aggregate offering price of the total number of shares of Common Stock so to be offered (and/or the aggregate initial conversion price of the convertible securities so to be offered) would purchase at such current Fair Market Value and the denominator of which will be the number of shares of Common Stock outstanding on such record date plus the number of additional shares of Common Stock to be offered for subscription or purchase (or into which the convertible securities so to be offered are initially convertible). If such subscription price is paid in a consideration part or all of which is in a form other than cash, the value of such consideration will be as determined in good faith by the Board, whose determination will be described in a statement filed with the Rights Agent. Shares of Common Stock owned by or held for the account of the Corporation will not be deemed outstanding for the purpose of any such computation. Such adjustment will be made successively whenever such a record date is fixed and in the event that such rights, options or warrants are not so issued, the Exercise Price will be adjusted to be the Exercise Price which would then be in effect if such record date had not been fixed.

(d)    If the Corporation fixes a record date for the making of a distribution to all holders of Common Stock (including any such distribution made in connection with a consolidation or merger in which the Corporation is the continuing or surviving corporation) of evidences of indebtedness of the Corporation or any of its Subsidiaries, cash (other than a regular quarterly cash dividend not in excess of 150% of the previous regular quarterly cash dividend), other assets (other than a dividend payable in shares of Common Stock) or options, rights or warrants to subscribe for shares of the Corporation or any Subsidiary (excluding those referred to in Section 12(c)), the Exercise Price to be in effect after such record date will be determined by multiplying the Exercise Price in effect immediately prior to such record date by a fraction, the numerator of which will be the Fair Market Value of the shares of Common Stock on such record date, less the fair market value (as determined in good faith by the Board, whose determination will be described in a statement filed with the Rights Agent) of the portion of the assets or evidences of indebtedness or options, rights or warrants so to be distributed in respect of one share of Common Stock, and the denominator of which will be such current Fair Market Value of the shares of Common Stock. Such adjustment will be made successively whenever such a record date is fixed, and, in the event that such distribution is not so made notwithstanding the setting of a record date therefore, the Exercise Price will again be adjusted to be the Exercise Price which would then be in effect if such record date had not been fixed.

(e)    Unless the Corporation exercises its election as provided in Section 12(f), upon each adjustment of the Exercise Price as a result of the calculations made in Section 12(c) or (d), each Right outstanding immediately prior to the making of such adjustment will thereafter evidence the right to purchase, at the adjusted Exercise Price, that number of one one-hundredths of a share of Preferred Stock obtained by (i) multiplying (x) the number of one one-hundredths of a share of Preferred Stock that could be purchased upon exercise of a Right immediately prior to the adjustment pursuant to this Section 12(e) by (y) the Exercise Price in effect immediately prior to such adjustment of the Exercise Price and (ii) dividing the product so obtained by the Exercise Price in effect immediately after such adjustment of the Exercise Price.

(f)    The Corporation may elect, on or after the date of any adjustment of the Exercise Price pursuant to Section 12(c) or 12(d), to adjust the number of Rights in substitution for any adjustment pursuant to Section 12(e) in the number of one one-hundredth of a share of Preferred Stock purchasable upon the exercise of a Right. Each of the Rights outstanding after such adjustment of the number of Rights will be exercisable for the number of one one-hundredths of a share of Preferred Stock for which a Right was exercisable immediately prior to such adjustment. Each Right held of record prior to such adjustment of the number of Rights will become that number of Rights obtained by dividing the Exercise Price in effect immediately prior to adjustment of the Exercise Price by the Exercise Price in effect immediately after adjustment of the Exercise Price. The Corporation will make a public announcement (with prompt notice thereof to the Rights Agent) of its election to adjust the number of Rights, indicating the record date for the adjustment, and, if known at the time, the amount of the adjustment to be made. This record date may be the date on which the Exercise Price is adjusted or any day thereafter, but, if the Right Certificates have been issued, will be at least 10 days later than the date of the public announcement. If the Right Certificates have been issued, upon each adjustment of the number of Rights pursuant to this Section 12(f), the Corporation will, as promptly as practicable, cause to be distributed to holders of record of Right Certificates on such record date Right Certificates evidencing, subject to Section 15, the additional Rights, if any, to which such holders will be entitled as a result of such adjustment, or, at the option of the Corporation, will cause to be distributed to such holders of record in substitution and replacement for the Right Certificates held by such holders prior to the date of adjustment, and upon surrender thereof, if required by the Corporation, new Right Certificates evidencing all the Rights to which such holders will be entitled after such adjustment. Right Certificates so to be distributed will be issued, executed and countersigned in the manner provided for in this Agreement and will be registered in the names of the holders of record of Right Certificates on the record date specified in the public announcement.

(g)    All calculations under this Section 12 will be made to the nearest cent or to the nearest one one-hundredth of a share, as the case may be.

(h)    Irrespective of any adjustment or change in the Exercise Price or the number of shares of Preferred Stock issuable upon the exercise of the Rights, the Right Certificates theretofore and thereafter issued may continue to express the Exercise Price and the number of shares to be issued upon exercise of the Rights as in the initial Right Certificates issued under this Agreement but, nevertheless, will represent the Rights as so adjusted.

(i)    Before taking any action that would cause an adjustment reducing the purchase price per whole share of Preferred Stock upon exercise of the Rights below the then par value, if any, of the shares of Preferred Stock, the Corporation will use its best efforts to take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and non-assessable shares of such Preferred Stock at such adjusted purchase price per share.

(j)    Anything in this Section 12 to the contrary notwithstanding, in the event of any reclassification of stock of the Corporation or any recapitalization, reorganization or partial liquidation of the Corporation or similar transaction, the Corporation will be entitled to make such further adjustments in the number of shares of Preferred Stock which may be acquired upon exercise of the Rights, and such adjustments in the Exercise Price therefore, in addition to those adjustments expressly required by the other paragraphs of this Section 12, as the Board determines necessary or appropriate in order for the holders of the Rights in such event to be treated equitably and in accordance with the purpose and intent of this Agreement or in order that any such event will not, but for such adjustment, in the opinion of counsel to the Corporation, result in the stockholders of the Corporation being subject to any United States federal income tax liability by reason thereof.

(k)    If, as a result of an adjustment made pursuant to Section 12(a), the holder of any right thereafter exercised becomes entitled to receive any shares of capital stock of the Corporation other than the Preferred Stock, thereafter the Exercise Price and the number of such other shares so receivable upon exercise of a Right will be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Preferred Stock contained in Sections 12(a), 12(c), 12(e), 12(f) and 12(j), as applicable, and the provisions of Sections 8, 10, 11, 14 and 15 with respect to the Preferred Stock will apply on like terms to any such other shares.

        Section 13.     Certification of Adjusted Exercise Price or Number of Shares. Whenever an adjustment is made as provided in Section 12, 14, 24(c) or 28, the Corporation will (a) promptly prepare a certificate setting forth such adjustment, and a brief statement of the facts and computations giving rise to such adjustment, (b) promptly file with the Rights Agent and with each transfer agent for the Preferred Stock a copy of such certificate and (c) mail a brief summary thereof to each holder of a Right Certificate in accordance with Section 26. Notwithstanding the foregoing sentence, the failure of the Corporation to make such certification or give such notice will not affect the validity of or the force or effect of the requirement for such adjustment. Any adjustment to be made pursuant to Section 12, 14, 24(c) or 28 will be effective as of the date of the event giving rise to such adjustment. The Rights Agent shall be fully protected in relying on any such certificate and on any adjustment or statement therein contained and shall have not duty or liability with respect to, and shall not be deemed to have knowledge of, any adjustment or any such event unless and until it shall have received such a certificate.

    Section 14.     Consolidation, Merger or Sale or Transfer of Assets or Earning Power.

(a)    If, at any time after the time that any Person becomes an Acquiring Person, (i) the Corporation directly or indirectly, consolidates with, or merges with and into, any other Person or Persons (other than an Exempt Person) and the Corporation is not the surviving or continuing corporation of such consolidation or merger, or (ii) any Person or Persons (other than an Exempt Person), directly or indirectly, consolidates with, or merges with and into, the Corporation, and the Corporation is the continuing or surviving corporation of such consolidation or merger and, in connection with such consolidation or merger, all or part of the outstanding shares of Common Stock are changed or converted into or exchanged for stock or other securities of any other Person (other than an Exempt Person) or of the Corporation or cash or any other property or (iii) the Corporation or one or more of its Subsidiaries, directly or indirectly, sells or otherwise transfers to any other Person (other than an Exempt Person) in one or more transactions, assets or earning power aggregating more than 50% of the assets or earning power of the Corporation and its Subsidiaries (taken as a whole), then, on the first occurrence of any such event, proper provision will be made so that: (i) each holder of record of a Right, except as provided in Section 8(e), will thereafter have the right to receive, upon the exercise thereof at a price equal to the then current Exercise Price multiplied by the number of one one-hundredths of a share of Preferred Stock for which a Right is then exercisable, in accordance with the terms of this Agreement and in lieu of shares of Preferred Stock, such number of shares of validly issued, fully paid, non-assessable and freely tradable Common Stock of the Principal Party (as defined in Section 14(b)), not subject to any liens, encumbrances, rights of first refusal or other adverse claims, as will equal the result obtained by (A) multiplying the then current Exercise Price by the number of one one-hundredths of a share of Preferred Stock for which a Right is then exercisable and dividing that product by (B) 50% of the then per share Fair Market Value of the Common Stock of the Principal Party on the date of the consummation of such consolidation, merger, sale or transfer; provided, however, that the Exercise Price (as adjusted) and the number of shares of Common Stock of such Principal Party so receivable upon exercise of a Right will be subject to further adjustment as appropriate in accordance with Section 12 to reflect any events occurring in respect of the Common Stock of such Principal Party after the occurrence of such consolidation, merger, sale or transfer; (ii) such Principal Party will thereafter be liable for, and will assume, by virtue of such consolidation, merger, sale or transfer, all the obligations and duties of the Corporation pursuant to this Agreement; (iii) the term "Corporation" for all purposes of this Agreement will thereafter be deemed to refer to such Principal Party; (iv) such Principal Party will take such steps (including, but not limited to, the reservation of a sufficient number of shares of its Common Stock in accordance with the provisions of Section 10 applicable to the reservation of Preferred Stock) in connection with such consummation as may be necessary to assure that the provisions of this Agreement will thereafter be applicable, as nearly as reasonably may be, in relation to its shares of Common Stock thereafter deliverable upon the exercise of the Rights; provided, however, that, upon the subsequent occurrence of any merger, consolidation, sale of all or substantially all of the assets, recapitalization, reclassification of shares, reorganization or other extraordinary transaction in respect of such Principal Party, each holder of a Right will thereupon be entitled to receive, upon exercise of a Right and payment of the Exercise Price, such cash, shares, rights, warrants and other property which such holder would have been entitled to receive had it, at the time of such transaction, owned the shares of Common Stock of the Principal Party purchasable upon the exercise of a Right, and such Principal Party must take such steps (including, but not limited to, reservation of shares of stock) as may be necessary to permit the subsequent exercise of the Rights in accordance with the terms hereof for such cash, shares, rights, warrants and other property; and (v) the provisions of Section 12(a)(ii) will be of no effect following the occurrence of any event described in (i), (ii), or (iii) in the first sentence of this Section 14(a).

(b)    "Principal Party" means:

(i)    in the case of any transaction described in clause (i) or (ii) of the first sentence of Section 14(a), (A) the Person that is the issuer of the securities into which shares of Common Stock are changed or otherwise exchanged or converted in such merger or consolidation, or, if there is more than one such issuer, the issuer of the Common Stock of which has the greatest market value or (B) if no securities are so issued, (I) the Person that is the other party to the merger or consolidation and that survives such merger or consolidation, or, if there is more than one such Person, the Person the Common Stock of which has the greatest market value or (II) if the Person that is the other party to the merger or consolidation does not survive the merger or consolidation, the Person that does survive the merger or consolidation (including the Corporation if it survives); and

(ii)    in the case of any transaction described in clause (iii) of the first sentence in Section 14(a), the Person that is the party receiving the greatest portion of the assets or earning power transferred pursuant to such transaction or transactions, or, if each Person that is a party to such transaction or transactions receives the same portion of the assets or earning power so transferred or if the Person receiving the greatest portion of the assets or earning power cannot be determined, whichever of such Persons as is the issuer of Common Stock having the greatest market value of shares outstanding; provided, however, that in any such case, if Common Stock of such Person is not at such time and has not been continuously over the preceding 12-month period registered under Section 12 of the Exchange Act, then (A) if such Person is a direct or indirect Subsidiary of another Person the Common Stock of which is and has been so registered, the term "Principal Party" refers to such other Person, or (B) if such Person is a Subsidiary, directly or indirectly, of more than one Person, the Common Stock of all of which are and have been so registered, the term "Principal Party" refers to whichever of such Persons is the issuer of Common Stock having the greatest market value of shares outstanding, or (C) if such Person is owned, directly or indirectly, by a joint venture formed by two or more Persons that are not owned, directly or indirectly, by the same Person, the rules set forth in clauses (A) and (B) above apply to each of the owners having an interest in the venture as if the Person owned by the joint venture was a Subsidiary of both or all of such joint venturers, and the Principal Party in each such case must bear the obligations set forth in this Section 14 in the same ratio as its interest in such Person bear to the total of such interests.

(c) The Corporation will not consummate any consolidation, merger or sale or transfer of assets or earning power referred to in Section 14(a) unless the Principal Party has a sufficient number of authorized shares of its Common Stock that have not been issued or reserved for issuance to permit exercise in full of all Rights in accordance with this Section 14 and unless prior thereto the Corporation and the Principal Party involved therein executes and delivers to the Rights Agent an agreement confirming that the Principal Party will, upon consummation of such consolidation, merger or sale or transfer of assets or earning power, assume this Agreement in accordance with Section 14(a), and that all rights of first refusal or preemptive rights in respect of the issuance of shares of Common Stock of the Principal Party upon exercise of outstanding Rights have been waived and that such transaction will not result in a default by the Principal Party under this Agreement, and further providing that, as soon as practicable after the date of any consolidation, merger or sale or transfer of assets or earning power referred to in Section 14(a), the Principal Party will:

(i)    prepare and file a registration statement under the Securities Act with respect to the Rights and the securities purchasable upon exercise of the Rights on an appropriate form, use its best efforts to cause such registration statement to become effective as soon as practicable after such filing and use its best efforts to cause such registration statement to remain effective (with a prospectus at all times meeting the requirements of the Securities Act) until the date of expiration of the Rights, and similarly comply with applicable state securities laws;

(ii)    use its best efforts to list (or continue the listing of) the Rights and the securities purchasable upon exercise of the Rights on a national securities exchange or to meet the eligibility requirements for quotation on NASDAQ;

(iii)    deliver to holders of the Rights historical financial statements for the Principal Party which comply in all respects with the requirements for registration on Form 10 (or any successor form) under the Exchange Act. In the event that any of the transactions described in Section 14(a) must occur at any time after the occurrence of a transaction described in Section 12(a)(ii), the Rights which have not theretofore been exercised will, subject to the provisions of Section 8(e), thereafter be exercisable in the manner described in Section 14(a); and

(iv)    obtain waivers of any rights of first refusal or preemptive rights in respect of Common Stock of the Principal Party subject to purchase upon exercise of outstanding Rights.

(d)    In case the Principal Party which is to be a party to a transaction referred to in this Section 14 has a provision in any of its authorized securities or in its Certificate of Incorporation or By-laws or other instrument governing its affairs, which provision would have the effect of (i) causing such Principal Party to issue, in connection with, or as a consequence of, the consummation of a transaction referred to in this Section 14, shares of Common Stock of such Principal Party at less than the then Fair Market Value per share (determined pursuant to Section 12(b)) or securities exercisable for, or convertible into, Common Stock of such Principal Party at less than such then Fair Market Value (other than to holders of Rights pursuant to this Section 14) or (ii) providing for any special tax or similar payment in connection with the issuance to any holder of a Right of Common Stock of such Principal Party pursuant to the provisions of this Section 14, then, in such event, the Corporation will not consummate any such transaction unless prior thereto the Corporation and such Principal Party execute and deliver to the Rights Agent a supplemental agreement providing that the provision in question of such Principal Party will be canceled, waived or amended, or that the authorized securities will be redeemed, so that the applicable provision will have no effect in connection with, or as a consequence of, the consummation of the proposed transaction.

(e)    The Corporation covenants and agrees that it will not, at any time after any Person becomes an Acquiring Person, enter into any transaction of the type described in clauses (i) through (iii) of the first sentence of Section 14(a) if (i) at the time of or immediately after such consolidation, merger, sale, transfer or other transaction there are any rights, warrants or other instruments or securities outstanding or agreements in effect which would substantially diminish or otherwise eliminate the benefits intended to be afforded by the Rights, (ii) prior to, simultaneously with or immediately after such consolidation, merger, sale, transfer or other transaction, the stockholders of the Person who constitutes, or would constitute, the Principal Party for purposes of Section 14(a) receives a distribution of Rights previously owned by such Person or any of its Affiliates or Associates or (iii) the form or nature of organization of the Principal Party precludes or limit the exercisability of the Rights.

        Section 15.    Fractional Rights and Fractional Shares.

(a)    The Corporation is not required to issue fractions of Rights or to distribute Right Certificates which evidence fractional Rights (i.e., Rights to acquire less than one one-hundredth of a share of Preferred Stock) unless such fractional Rights result from a transaction referred to in Section 12(a)(i) or 12(f). If the Corporation determines not to issue such fractional Rights, then, in lieu of such fractional Rights, there will be paid to the holders of record of the Right Certificates with regard to which such fractional Rights would otherwise be issuable, an amount in cash equal to the same fraction of the Fair Market Value of a whole Right.

(b)    The Corporation is not required to issue fractions of shares of Preferred Stock (other than fractions that are integral multiples of one one-hundredth of a share) upon exercise of the Rights or to distribute certificates which evidence fractional shares (other than fractions that are integral multiples of one one-hundredth of a share). In lieu of issuing fractions of shares of Preferred Stock, the Corporation may, at its election, issue depositary receipts evidencing fractions of shares pursuant to an appropriate agreement between the Corporation and a depositary selected by it, provided that such agreement will provide that the holders of such depositary receipts will have all of the rights, privileges and preferences to which they would be entitled as owners of the Preferred Stock. With respect to fractional shares that are not integral multiples of one one-hundredth of a share, if the Corporation does not issue such fractional shares or depositary receipts in lieu thereof, there will be paid to the holders of record of Right Certificates at the time such Right Certificates are exercised as provided in this Agreement an amount in cash equal to the same fraction of the Fair Market Value of a share of Preferred Stock.

(c)    The holder of a Right by the acceptance of a Right expressly waives the holder's right to receive any fractional Right or any fractional shares of Preferred Stock (other than fractions which are integral multiples of one one-hundredth of a share) upon exercise of a Right.

        Section 16.    Rights of Action. All rights of action in respect of this Agreement, except the rights of action given to the Rights Agent hereunder, are vested in the respective registered holders of the Right Certificates (and, prior to the Distribution Date, the holders of record of Common Stock), and any holder of record of any Right Certificate (or, prior to the Distribution Date, of Common Stock), without the consent of the Rights Agent or of the holder of any other Right Certificate (or, prior to the Distribution Date, of Common Stock), may, in his, her or its own behalf and for his, her or its own benefit, enforce, and may institute and maintain any suit, action or proceeding against the Corporation to enforce, or otherwise act in respect of, his, her or its right to exercise the Rights evidenced by such Right Certificate in the manner provided in such Right Certificate and in this Agreement. Without limiting the foregoing or any remedies available to the holders of Rights, it is specifically acknowledged that the holders of Rights would not have an adequate remedy at law for any breach of this Agreement and will be entitled to specific performance of the obligations under, and injunctive relief against actual or threatened violations of, the obligations of any Person subject to this Agreement.

        Section 17.    Agreement of Right Holders. Each holder of a Right, by accepting the same, consents and agrees with the Corporation and the Rights Agent and with every other holder of a Right that:

(a)    prior to the Distribution Date, the Rights will be evidenced by the certificates for Common Stock (or in the case of uncertificated shares of Common Stock, by the book-entry account that evidences record ownership of such shares) registered in the name of the holders of Common Stock (together, as applicable, with the Summary of Rights), which certificates for Common Stock (or book-entry account) will also constitute certificates for Rights, and not by separate Right Certificates, and each Right will be transferable only simultaneously and together with the transfer of shares of Common Stock;

(b)    after the Distribution Date, the Right Certificates are transferable only on the registry books of the Rights Agent if surrendered at the office of the Rights Agent designated for such purpose, duly endorsed or accompanied by a proper instrument of transfer; and

(c)    the Corporation and the Rights Agent may deem and treat the Person in whose name the Right Certificate (or, prior to the Distribution Date, the associated Common Stock certificate or, in the case of uncertificated shares of Common Stock, the book-entry account evidencing record ownership of such shares) is registered as the absolute owner thereof and of the Rights evidenced thereby (notwithstanding any notations of ownership or writing on the Right Certificates or the associated Common Stock certificate made by anyone other than the Corporation or the Rights Agent) for all purposes whatsoever, and neither the Corporation nor the Rights Agent will be affected by any notice to the contrary.

        Section 18.    Right Certificate Holder Not Deemed a Stockholder. No holder, as such, of any Right Certificate will be entitled to vote, receive dividends or be deemed for any purpose the holder of Preferred Stock or any other securities which may at any time be issuable on the exercise of the Rights represented thereby, nor will anything contained in this Agreement or in any Right Certificate be construed to confer upon the holder of any Right Certificate, as such, any of the rights of a stockholder or other securityholder of the Corporation or of a securityholder of any other Person or any right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof, or to give or withhold consent to any corporate action or securityholder action, or to receive notice of meetings or other actions affecting stockholders or securityholders (except as provided in Section 25), or to receive dividends or subscription rights, or otherwise, except in any such case the rights, if any, in respect thereof provided by this Agreement, until the Right or Rights evidenced by such Right Certificate are exercised in accordance with the provisions of this Agreement for such stock or other security.

        Section 19.    Concerning the Rights Agent.

(a)    The Corporation agrees to pay to the Rights Agent reasonable compensation for all services rendered by it hereunder and, from time to time, on demand of the Rights Agent, its reasonable expenses and counsel fees and other disbursements incurred in the preparation, delivery, amendment, administration and execution of this Agreement and the exercise and performance of its duties hereunder. The Corporation also agrees to indemnify the Rights Agent for, and to hold it harmless against, any loss, liability, damage, judgment, fine, penalty, claim, demand, settlement, cost or expense (including, without limitation, the reasonable fees and expenses of legal counsel), incurred without gross negligence or bad faith on the part of the Rights Agent (which gross negligence or bad faith must be determined by a final, non-appealable order, judgment, decree or ruling of a court of competent jurisdiction), for any action taken, suffered or omitted by the Rights Agent in connection with the acceptance, administration, exercise and performance of its duties under this Agreement. The costs and expenses incurred in enforcing this right of indemnification and defending against any claim of liability shall be paid by the Corporation. The provisions of this Section 19 and Section 21 below shall survive the termination of this Agreement, the exercise or expiration of the Rights and the resignation or removal of the Rights Agent.

(b)    The Rights Agent shall be authorized and protected and shall incur no liability for, or in respect of, any action taken, suffered or omitted by it in connection with its acceptance and administration of this Agreement and the exercise and performance of its duties hereunder, in reliance upon any Rights Certificate or certificate for the Preferred Stock or for other securities of the Corporation, instrument of assignment or transfer, power of attorney, endorsement, affidavit, letter, notice, direction, consent, certificate, statement or other paper or document believed by it to be genuine and to be signed, executed and, where necessary, verified or acknowledged, by the proper Person or Persons, or otherwise upon the advice of counsel as set forth in Section 21.

        Section 20.    Merger or Consolidation of, or Change in Name of, the Rights Agent.

(a)    Any Person into which the Rights Agent or any successor Rights Agent may be merged or with which it may be consolidated, or any Person resulting from any merger or consolidation to which the Rights Agent or any successor Rights Agent may be a party, or any Person succeeding to the shareholder services business of the Rights Agent or any successor Rights Agent, will be the successor to the Rights Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties to this Agreement, provided that such Person would be eligible for appointment as a successor Rights Agent under the provisions of Section 22. If at the time such successor Rights Agent succeeds to the agency created by this Agreement any of the Rights Certificates are countersigned but not delivered, any such successor Rights Agent may adopt the countersignature of the predecessor Rights Agent and deliver such Right Certificates so countersigned; and in case at that time any of the Right Certificates are not countersigned, any successor Rights Agent may countersign such Right Certificates either in the name of the predecessor Rights Agent or in the name of the successor Rights Agent; and in all such cases such Right Certificates will have the full force provided in the Right Certificates and in this Agreement.

(b)    If at any time the name of the Rights Agent is changed and at such time any of the Right Certificates are countersigned but not delivered, the Rights Agent may adopt the countersignature under its prior name and deliver Right Certificates so countersigned; in case at that time any of the Right Certificates are not countersigned, the Rights Agent may countersign such Right Certificates either in its prior name or in its changed name; in all such cases such Right Certificates will have the full force provided in the Right Certificates and in this Agreement.

        Section 21. Duties of Rights Agent. The Rights Agent undertakes the duties and obligations imposed by this Agreement upon the following terms and conditions, by all of which the Corporation and the holders of Right Certificates by their acceptance thereof will be bound:

(a)    The Rights Agent may consult with legal counsel (who may be legal counsel for the Corporation or an employee of the Corporation or the Rights Agent), and the advice or opinion of such counsel shall be full and complete authorization and protection to the Rights Agent and the Rights Agent shall incur no liability for or in respect of any action taken, suffered or omitted by it in accordance with such advice or opinion.

(b) Whenever in the performance of its duties under this Agreement the Rights Agent shall deem it necessary or desirable that any fact or matter (including without limitation, the identity of an Acquiring Person and the determination of the current per share market price of any security) be proved or established by the Corporation prior to taking, suffering or omitting to take any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a certificate signed by any one of the Chairman of the Board, the President or any Vice President and by the Treasurer or any Assistant Treasurer or the Secretary or any Assistant Secretary of the Corporation and delivered to the Rights Agent; and such certificate shall be full and complete authorization and protection to the Rights Agent and the Rights Agent shall incur no liability for or in respect of any action taken, suffered or omitted by it under the provisions of this Agreement in reliance upon such certificate.

(c) The Rights Agent shall be liable hereunder to the Corporation and any other Person only for its own gross negligence, or bad faith (which gross negligence or bad faith must be determined by a final, non-appealable order, judgment, decree or ruling of a court of competent jurisdiction). Anything to the contrary notwithstanding, in no event shall the Rights Agent be liable for special, punitive, indirect, consequential or incidental loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Rights Agent has been advised of the likelihood of such loss or damage. Any liability of the Rights Agent under this Agreement will be limited to the amount of fees paid by the Corporation to the Rights Agent.

(d) The Rights Agent will not be liable for or by reason of any of the statements of fact or recitals contained in this Agreement or in the Right Certificates (except its countersignature thereof) or be required to verify the same, but all such statements and recitals are and will be deemed to have been made by the Corporation only.

(e) The Rights Agent will not have any liability for, nor be (i) under any responsibility in respect of the validity of this Agreement or its execution and delivery (except the due execution by the Rights Agent) or in respect of the validity or execution of any Right Certificate (except its countersignature thereof), (ii) responsible for any breach by the Corporation of any covenant or condition contained in this Agreement or in any Right Certificate, (iii) responsible for any adjustment required under the provisions of Section 12 or 14 or responsible for the manner, method or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment (except with respect to the exercise of Rights evidenced by Right Certificates after receipt of a certificate describing any such adjustment) or (iv) by any act under this Agreement, deemed to make any representation or warranty as to the authorization or reservation of any shares of Preferred Stock or other security to be delivered pursuant to the exercise of any Right or as to whether any shares of Preferred Stock or other security will, when issued, be validly authorized and issued, fully paid and nonassessable.

(f) The Corporation agrees that it will perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further and other acts, instruments and assurances as may reasonably be required by the Rights Agent for the carrying out or performing by the Rights Agent of the provisions of this Agreement.

(g) The Rights Agent is hereby authorized and directed to accept instructions with respect to the performance of its duties under this Agreement from the Chairman of the Board, the President or any Vice President or the Secretary or the Treasurer of the Corporation, and to apply to such officers for advice or instructions in connection with its duties, and such advice or instructions shall be full authorization and protection to the Rights Agent and the Rights Agent shall not be liable for or in respect of any action taken, suffered or omitted to be taken by it in good faith in accordance with advice or instructions of any such officer or for any delay in acting while waiting for those instructions. Any application by the Rights Agent for written instructions from the Corporation may, at the option of the Rights Agent, set forth in writing any action proposed to be taken or omitted by the Rights Agent under this Agreement and the date on and/or after which such action will be taken or such omission will be effective. The Rights Agent will not be liable for any action taken by, or omission of, the Rights Agent in accordance with a proposal included in any such application on or after the date specified in such application (which date may not be less than three Business Days after the date any officer of the Corporation actually receives such application unless any such officer has consented in writing to an earlier date) unless, prior to taking any such action (or the effective date in the case of an omission), the Rights Agent has received written instructions in response to such application specifying the action to be taken or omitted.

(h) The Rights Agent and any stockholder, affiliate, director, officer or employee of the Rights Agent may buy, sell or deal in any of the Rights or other securities of the Corporation or become pecuniarily interested in any transaction in which the Corporation may be interested, or contract with or lend money to the Corporation or otherwise act as fully and freely as though the Rights Agent were not Rights Agent under this Agreement. Nothing herein shall preclude the Rights Agent or any such stockholder, affiliate, director, officer or employee from acting in any other capacity for the Corporation or for any other Person.

(i) The Rights Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself (through its directors, officers and employees) or by or through its attorneys or agents, and the Rights Agent shall not be answerable or accountable for any act, default, neglect or misconduct of any such attorneys or agents or for any loss to the Corporation or any other Person resulting from any such act, default, neglect or misconduct, absent gross negligence or bad faith (which gross negligence or bad faith must be determined by a final, non-appealable order, judgment, decree or ruling of a court of competent jurisdiction) in the selection and continued employment thereof.

(j) If, with respect to any Rights Certificate surrendered to the Rights Agent for exercise or transfer, the certificate contained in the form of assignment or the form of election to purchase set forth on the reverse thereof, as the case may be, has not been completed to certify the holder is not an Acquiring Person (or an Affiliate or Associate thereof), the Rights Agent must not take any further action with respect to such requested exercise or transfer without first consulting with the Corporation.

(k) No provision of this Agreement shall require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of its rights if it believes that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it.

        Section 22.    Change of Rights Agent. The Rights Agent or any successor Rights Agent may resign and be discharged from its duties under this Agreement upon 30 days' notice in writing mailed to the Corporation and to each transfer agent of the Common Stock and the Preferred Stock by registered or certified mail. The Corporation may remove the Rights Agent or any successor Rights Agent (with or without cause) upon 30 days' notice in writing, mailed to the Rights Agent or successor Rights Agent, as the case may be, and to each transfer agent of the Common Stock and the Preferred Stock by registered or certified mail. If the Rights Agent resigns or is removed or otherwise becomes incapable of acting, the Corporation will appoint a successor to the Rights Agent. If the Corporation fails to make such appointment within a period of 30 days after such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent or by the holder of a Right Certificate (who will, with such notice, submit his Right Certificate for inspection by the Corporation), then the incumbent Rights Agent or the holder of record of any Right Certificate may apply to any court of competent jurisdiction for the appointment of a new Rights Agent. Any successor Rights Agent, whether appointed by the Corporation or by such a court, must be (a) a Person organized and doing business under the laws of the United States or of any state thereof, in good standing, which is authorized under such laws to exercise corporate trust or stockholder services and is subject to supervision or examination by federal or state authorities and which has at the time of its appointment as Rights Agent a combined capital and surplus of at least $10,000,000 or (b) an Affiliate controlled by or under common control with one or more Person described in clause (a) of this sentence. After appointment, the successor Rights Agent will be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Rights Agent without further act, but the predecessor Rights Agent must deliver and transfer to the successor Rights Agent any property at the time held by it under this Agreement, and execute and deliver any further assurance, conveyance, act or deed necessary for the purpose. Not later than the effective date of any such appointment, the Corporation will file notice thereof in writing with the predecessor Rights Agent and each transfer agent of Common Stock and Preferred Stock, and mail a notice thereof in writing to the registered holders of the Right Certificates. Failure to give any notice provided for in this Section 22, however, or any defect therein, will not affect the legality or validity of the resignation or removal of the Rights Agent or the appointment of the successor Rights Agent, as the case may be. Notwithstanding the foregoing provisions, in the event of resignation, removal or incapacity of the Rights Agent, the Corporation will have the authority to act as the Rights Agent until a successor Rights Agent assumes the duties of the Rights Agent under this Agreement.

        Section 23.    Issuance of New Right Certificates. Notwithstanding any of the provisions of this Agreement or of the Rights to the contrary, the Corporation may, at its option, issue new Right Certificates evidencing Rights in such form as may be approved by the Board to reflect any adjustment or change in the Exercise Price per share and the number or kind or class of shares of stock or other securities or property purchasable under the Right Certificates made in accordance with the provisions of this Agreement. In addition, in connection with the issuance or sale of Voting Stock following the Distribution Date and prior to the Expiration Date, the Corporation may with respect to shares of Voting Stock so issued or sold pursuant to (a) the exercise of stock options, (b) under any employee plan or arrangement, (c) upon the exercise, conversion or exchange of securities, notes or debentures issued by the Corporation or (d) a contractual obligation of the Corporation, in each case existing prior to the Distribution Date, issue Rights Certificates representing the appropriate number of Rights in connection with such issuance or sale.

        Section 24. Redemption.

(a)    The Corporation may, at its option, but only by the vote of a majority of the entire Board, redeem all but not less than all of the then outstanding Rights at any time prior to the Close of Business on the tenth day following the Stock Acquisition Date (subject to extension by the Corporation as provided in Section 27) at a redemption price of $.001 per Right, subject to adjustment as provided in Section 24(c) (the "Redemption Price"). The redemption of the Rights by the Board may be made effective at such time after the Board's action to redeem the Rights on such basis and subject to such conditions as the Board in its sole and absolute discretion may establish. Notwithstanding anything contained in this Agreement to the contrary, the Rights may not be exercisable prior to the expiration of the Corporation's right of redemption under this Agreement.

(b)    Without any further action and without any notice, the right to exercise the Rights will terminate effective at the time so designated by action of the Board ordering the redemption of the Rights and the only right thereafter of the holders of Rights will be to receive the Redemption Price. Within 10 days after the effective time of the action of the Board ordering the redemption of the Rights, the Corporation will give notice of such redemption to the Rights Agent and to the holders of the then outstanding Rights by mailing such notice to all such holders at their last addresses as they appear upon the registry books of the Rights Agent or, prior to the Distribution Date, on the registry books of the transfer agent for Common Stock. Any notice mailed in such manner will be deemed given, whether or not the holder receives the notice. Each notice of redemption will state the method by which the payment of the Redemption Price will be made. At the option of the Board, the Redemption Price may be paid in cash to each Rights holder or by the issuance of shares (and, at the Corporation's election pursuant to Section 15(b), cash or depositary receipts in lieu of fractions of shares other than fractions which are integral multiples of one one-hundredth of a share) of Preferred Stock or Common Stock having a Fair Market Value equal to such cash payment.

(c)    If the Corporation at any time after the date of this Agreement but before the Distribution Date (i) pays any dividend on Common Stock in shares of Common Stock, (ii) subdivides or splits the outstanding shares of Common Stock into a greater number of shares or (iii) combines or consolidates the outstanding shares of Common Stock into a smaller number of shares or effects a reverse split of the outstanding shares of Common Stock and as a consequence thereof the number of Rights outstanding changes, then, and in each such event, the Redemption Price may, by action of the Board in its discretion, be appropriately adjusted in respect of such transaction so as to maintain the aggregate Redemption Price of all Rights after such transaction at the same amount, insofar as practicable, as before the transaction.

        Section 25.    Notice of Proposed Actions.

(a)    If the Corporation, after the Distribution Date, proposes (i) to effect any of the transactions referred to in Section 12(a)(i) or to pay any dividend to the holders of record of its shares of Common Stock payable in shares of capital stock of any class or to make any other distribution to the holders of record of Common Stock (other than a regular periodic cash dividend at a rate not in excess of 150% of the rate of the last cash dividend theretofore paid), (ii) to offer to the holders of record of Common Stock options, warrants, or other rights to subscribe for or to purchase shares of Common Stock (including any security convertible into or exchangeable for Common Stock) or shares of stock of any class or any other securities, options, warrants, convertible or exchangeable securities or other rights, (iii) to effect any reclassification of Preferred Stock or Common Stock or any recapitalization or reorganization of the Corporation, (iv) to effect any consolidation or merger with or into, or to effect any sale or other transfer (or to permit one or more of its Subsidiaries to effect any sale or other transfer), in one or more transactions, of more than 50% of the assets or earning power of the Corporation and its Subsidiaries (taken as a whole) to, any other Person or Persons or (v) to effect the liquidation, dissolution or winding up of the Corporation, then, in each such case, the Corporation will give to the Rights Agent and to each holder of record of a Right Certificate, in accordance with Section 26, notice of such proposed action, which will specify the record date for the purposes of such transaction referred to in Section 12(a)(i) or such dividend or distribution, or the date on which such reclassification, recapitalization, reorganization, consolidation, merger, sale or transfer of assets, liquidation, dissolution or winding up is to take place and the record date for determining participation therein by the holders of record of Common Stock or Preferred Stock, if any such date is to be fixed, and such notice will be so given in the case of any action covered by clause (i) or (ii) above at least 10 days prior to the record date for determining holders of record of Preferred Stock for purposes of such action, and in the case of any such other action, at least 10 days prior to the date of the taking of such proposed action or the date of participation therein by the holders of record of Common Stock or Preferred Stock, whichever is earlier. The failure to give notice required by this Section 25 or any defect therein will not affect the legality or validity of the action taken by the Corporation or the vote upon any such action.

(b)    If the event referred to in Section 12(a)(ii) occurs, then the Corporation will as soon as practicable thereafter, in accordance with Section 26, give to each holder of a Right notice of the occurrence of such event, which notice will describe the event and the consequences of the event to holders of Rights under Section 12(a)(ii).

        Section 26.    Notices.

(a)    Notices or demands authorized by this Agreement to be given or made by the Rights Agent or by the holder of record of any Right Certificate or Right to or on the Corporation must be in writing and will be considered given upon receipt or 7 Business Days after being sent by first-class mail, postage prepaid, in any case addressed (until another address is filed in writing with the Rights Agent) as follows:

Wilson Greatbatch Technologies, Inc.
10,000 Wehrle Drive
Clarence, New York 14031
Attention: Corporate Secretary

with a copy to:

Hodgson Russ LLP
One M&T Plaza, Suite 2000
Buffalo, New York 14203
Attention: Robert B. Fleming, Jr., Esq.
John J. Zak, Esq.

(b)    Subject to the provisions of Section 22, any notice, instruction, demand, or other communication authorized by this Agreement to be given or made by the Corporation or by the holder of record of any Right Certificate or Right to or on the Rights Agent must be in writing and will be considered given upon receipt or 7 Business Days after being sent by first-class mail, postage prepaid, in any case addressed (until another address is filed in writing with the Corporation) as follows:

Mellon Investor Services LLC
44 Wall Street, 6th Floor
New York, NY 10005
Attention: Relationship Manager

(c)    Notices or demands authorized by this Agreement to be given or made by the Corporation or the Rights Agent to the holder of record of any Right Certificate or Right must be in writing and will be considered given upon receipt or 7 Business Days after being sent by first-class mail, postage prepaid, addressed to such holder at the address of such holder as shown on the registry books of the Corporation.

        Section 27.    Supplements and Amendments. For as long as the Rights are then redeemable and except as provided in the last sentence of this Section 27, the Corporation may, in its sole and absolute discretion, and the Rights Agent shall if the Corporation so directs, supplement or amend any provision of this Agreement without the approval of any holders of the Rights. At any time when the Rights are not then redeemable and except as provided in the last sentence of this Section 27, the Corporation may, and the Rights Agent shall if the Corporation so directs, supplement or amend this Agreement without the approval of any holders of Right Certificates (a) to cure any ambiguity, (b) to correct or supplement any provision contained in this Agreement which may be defective or inconsistent with any other provisions of this Agreement or (c) to change or supplement the provisions under this Agreement in any manner which the Corporation deems necessary or desirable, provided that no such supplement or amendment pursuant to this clause (c) materially adversely affects the interest of the holders of Right Certificates (other than an Acquiring Person or any other Person in whose hands Rights are null and void under the provisions of Section 8(e)). Upon the delivery of a certificate from an appropriate officer of the Corporation which states that the proposed supplement or amendment is in compliance with the terms of this Section 27, the Rights Agent shall execute such supplement or amendment, provided such supplement or amendment does not change or increase the Rights Agent's rights, duties, liabilities or obligations hereunder. Notwithstanding anything contained in this Agreement to the contrary, no supplement or amendment may be made which changes the Redemption Price; it being understood that an adjustment of the Redemption Price in accordance with Section 24 will not be considered a supplement or amendment of this Agreement.

        Section 28.    Exchange.

(a)    The Board may, at its option, at any time after any Person becomes an Acquiring Person, exchange all or part of the then outstanding and exercisable Rights (which will not include Rights that have become null and void pursuant to the provisions of Section 8(e)) at an exchange ratio of one share of Common Stock per Right, appropriately adjusted to reflect any stock split, stock dividend or similar transaction occurring after the date of this Agreement (the "Exchange Ratio). Notwithstanding the foregoing, the Board is not empowered to effect such exchange at any time after any Person (other than an Exempt Person), together with all Affiliates and Associates of such Person, becomes the Beneficial Owner of 50% or more of the Voting Stock then outstanding. From and after the occurrence of an event specified in Section 14(a), any Rights that theretofore have not been exchanged pursuant to this Section 28(a) will thereafter be exercisable only in accordance with Section 14 and may not be exchanged pursuant to this Section 28(a).

(b)    Immediately upon the action of the Board ordering the exchange of any Rights pursuant to paragraph (a) of this Section 28 and without any further action and without any notice, the right to exercise such Rights will terminate and the only right thereafter of a holder of such Rights will be to receive that number of shares of Common Stock equal to the number of such Rights held by such holder multiplied by the Exchange Ratio. The Corporation will promptly give public notice (with prompt notice thereof to the Rights Agent) of any such exchange; provided, however, that the failure to give, or any defect in, such notice will not affect the validity of such exchange. The Corporation will promptly mail a notice of any such exchange to the Rights Agent and to all of the holders of such Rights at their last addresses as they appear upon the registry books of the Rights Agent. Any notice which is mailed in the manner herein provided will be deemed given, whether or not the holder receives the notice. Each such notice of exchange will state the method by which the exchange of the shares of Common Stock for Rights will be effected and, in the event of any partial exchange, the number of Rights which will be exchanged. Any partial exchange will be effected pro rata based on the number of Rights (other than Rights which have become null and void pursuant to the provisions of Section 8(e)) held by each holder of Rights.

(c)    If there are not sufficient shares of Common Stock issued but not outstanding or authorized but unissued to permit any exchange of Rights as contemplated in accordance with this Section 28, the Corporation will substitute to the extent of such insufficiency, for each share of Common Stock that would otherwise be issuable upon exchange of a Right, a number of shares of Preferred Stock or fractions thereof having an aggregate Fair Market Value equal to the Fair Market Value of one share of Common Stock as of the date any Person becomes an Acquiring Person.

(d)    The Corporation is not required to issue fractions of shares of Common Stock or to distribute certificates which evidence fractional shares. In lieu of such fractional shares, the Corporation will pay to the registered holders of the Right Certificates with regard to which such fractional shares of Common Stock would otherwise be issuable an amount in cash equal to the same fraction of the current market value of a whole share of Common Stock. For the purposes of this paragraph (d), the current market value of a whole share of Common Stock will be the closing price of a share of Common Stock for the Trading Day immediately prior to the date of exchange pursuant to this Section 28.

        Section 29.    Successors.    All of the covenants and provisions of this Agreement by or for the benefit of the Corporation or the Rights Agent will bind and inure to the benefit of their respective successors and assigns under this Agreement.

        Section 30.    Benefits of this Agreement.    Nothing in this Agreement will be construed to give to any Person other than the Corporation, the Rights Agent and the registered holders of the Right Certificates (and, prior to the Distribution Date, the holders of Common Stock in their capacity as holders of the Rights) any legal or equitable right, remedy or claim under this Agreement. This Agreement will be for the sole and exclusive benefit of the Corporation, the Rights Agent and the holders of record of the Right Certificates (and, prior to the Distribution Date, the holders of Common Stock in their capacity as holders of the Rights).

        Section 31.        Governing Law.     This Agreement and each Right Certificate issued under this Agreement will be deemed to be a contract made under the laws of the State of Delaware and for all purposes will be governed by and construed and enforced in accordance with the laws of such state, without regard to principles of conflicts of law.

        Section 32.    Counterparts; Facsimile Signature. This Agreement may be executed in any number of counterparts with each counterpart deemed to be an original and all counterparts together constituting one and the same instrument. Either party may execute this Agreement by facsimile signature and the other party may rely on such facsimile signature as evidence that this Agreement has been duly executed by such party.

        Section 33.    Headings. The headings in this Agreement are inserted for convenience only and do not control or affect the meaning or construction of any of the provisions of this Agreement.

        Section 34.    Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement will remain in full force and effect and will in no way be affected, impaired or invalidated.

        Section 35.    Determinations and Actions by the Board. The Board has the exclusive power and authority to administer, interpret and apply this Agreement and to exercise the rights and powers specifically granted to the Board or to the Corporation by this Agreement or by law and may take such action as may be necessary or advisable in the administration of this Agreement or to amend or supplement this Agreement in accordance with its terms, including, without limitation, the right and power (a) to make all determinations deemed necessary or advisable for the administration of this Agreement, (b) to decide to redeem the Rights and (c) to decide to amend or supplement this Agreement. All such actions, calculations, interpretations and determinations (including any decision not to take any action) done or made by the Board in good faith will (a) be final, conclusive and binding on the Corporation, the Rights Agent, the holders of the Rights, as such, and all other Persons and (b) not subject any member of the Board to any liability to the holders of Rights. The Rights agent is entitled always to assume the Board acted in good faith and shall be fully protected and incur no liability in reliance thereon.

        IN WITNESS WHEREOF, the Corporation and the Rights Agent have caused this Stockholder Rights Agreement to be executed by their duly authorized representatives as of the date first above written.

CORPORATION:	WILSON GREATBATCH TECHNOLOGIES, INC.
By: _______________________________________
Name:
Title:
RIGHTS AGENT:	MELLON INVESTOR SERVICES LLC, as Rights Agent
By: __________________________________________
Name:
Title:

EXHIBIT A

AS PROVIDED IN THE STOCKHOLDER RIGHTS AGREEMENT (REFERRED TO BELOW), RIGHTS ISSUED TO OR BENEFICIALLY OWNED BY ACQUIRING PERSONS OR THEIR AFFILIATES OR ASSOCIATES OR ANY SUBSEQUENT HOLDER OF SUCH RIGHTS WILL BE NULL AND VOID AND MAY NOT BE EXERCISED OR TRANSFERRED TO ANY PERSON.

WILSON GREATBATCH TECHNOLOGIES, INC.

SUMMARY OF RIGHTS TO PURCHASE

SERIES A JUNIOR PARTICIPATING PREFERRED STOCK

        On March 1, 2002 (the "Authorization Date"), the Board of Directors (the "Board") of Wilson Greatbatch Technologies, Inc., a Delaware corporation (the "Corporation"), declared a dividend distribution of one Preferred Stock Purchase Right for each outstanding share of common stock, par value $.001 per share (the "Common Stock"), of the Corporation. The distribution was made payable as of April 30, 2002 to stockholders of record on that date (the "Record Date"). Each Right, once exercisable, entitles the registered holder to purchase from the Corporation one one-hundredth of a share of preferred stock of the Corporation, designated as Series A Junior Participating Preferred Stock (the "Preferred Stock"), at a price of $160 per one one-hundredth of a share ("Exercise Price"), subject to certain adjustments. The description and terms of the Rights are set forth in a Stockholder Rights Agreement (the "Rights Agreement") by and between the Corporation and Mellon Investor Services LLC, a New Jersey limited liability company, as Rights Agent (the "Rights Agent").

        As discussed below, initially the Rights will not be exercisable, certificates will not be sent to stockholders and the Rights will automatically trade with the Common Stock.

        Any terms capitalized and not defined in this Summary of Rights will have the meanings given to them in the Rights Agreement.

        The Rights, unless earlier redeemed by the Board, become exercisable upon the Close of Business on the day (the "Distribution Date") which is the earlier of (a) the tenth day following a public announcement that a Person or group of affiliated or associated Persons, with certain exceptions set forth below, has acquired Beneficial Ownership of 15% or more of the outstanding Voting Stock of the Corporation (an "Acquiring Person") and (b) the tenth Business Day (or such later date as may be determined by the Board prior to such time as any Person or group of Affiliated or Associated Persons becomes an Acquiring Person) after the date of the commencement by any Person of, or the first public announcement by any Person (other than an Exempt Person) to commence, a tender or exchange offer, the consummation of which would result in such Person or group of affiliated or associated persons becoming an Acquiring Person.

        An Acquiring Person does not include (a) the Corporation, (b) any Subsidiary of the Corporation, (c) any employee benefit plan or employee stock plan of the Corporation or of any Subsidiary of the Corporation, or any trust or other entity organized, appointed, established or holding Voting Stock for or pursuant to the terms of any such plan, (d) any Person or group of Affiliated or Associated Persons whose ownership of 15% or more of the shares of Voting Stock of the Corporation then outstanding results solely from (i) any action or transaction or transactions approved by the Board before such Person or group became an Acquiring Person or (ii) a reduction in the number of issued and outstanding shares of Voting Stock of the Corporation pursuant to a transaction or transactions approved by the Board (provided that any Person or group that does not become an Acquiring Person by reason of clause (i) or (ii) above becomes an Acquiring Person upon acquisition of an additional 1% or more of the Corporation's Voting Stock, unless such acquisition of additional Voting Stock would not result in such Person becoming an Acquiring Person by reason of clause (i) or (ii) above), or (e) any Person who, as of the Authorization Date, together with all Affiliates and Associates of such Person, was the Beneficial Owner of 15% or more of the Voting Stock of the Corporation outstanding as of such date; provided, however, that any Person described in this clause (e) becomes an Acquiring Person if (i) such Person, together with all Affiliates and Associates of such Person, after the Authorization Date, acquires Beneficial Ownership of an additional 1% or more of the Voting Stock, unless such acquisition is pursuant to a transaction described in clause (d)(i) or (d)(ii) above) or (ii) such person, together with all Affiliates and Associates of such person, after the Authorization Date, reduces its Beneficial Ownership of the Voting Stock to less than 15% of the outstanding Voting Stock and thereafter becomes the Beneficial Owner of 15% or more of the outstanding Voting Stock (unless such acquisition is pursuant to a transaction described in clause (d)(i) or (d)(ii) above).

        Prior to the Distribution Date, the Rights will not be exercisable, will not be represented by a separate certificate, and will not be transferable apart from the Common Stock, but will instead be evidenced, with respect to any Common Stock certificates outstanding as of the Record Date, by such Common Stock certificate with a copy of this Summary of Rights attached thereto. Until the Distribution Date (or earlier redemption, exchange or expiration of the Rights), new Common Stock certificates issued after the Record Date will contain a legend incorporating the Rights Agreement by reference. Until the Distribution Date (or earlier redemption, exchange or expiration of the Rights), the surrender for transfer of any of the Common Stock certificates outstanding as of the Record Date, with or without a copy of this Summary of Rights attached thereto, will also constitute the transfer of the Rights associated with the Common Stock represented by such certificate. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights ("Right Certificates") will be mailed to holders of record of Common Stock as of the Close of Business on the Distribution Date, and such separate certificates alone will evidence the Rights from and after the Distribution Date.

        The Rights will expire at the Close of Business on the tenth anniversary of the date of the Rights Agreement, unless earlier redeemed or exchanged by the Corporation as described below.

        Shares of Preferred Stock purchasable upon exercise of the Rights will be non-redeemable and, unless otherwise provided in connection with the creation of a subsequent series of preferred stock, will be subordinate to any other series of the Corporation's preferred stock. The Preferred Stock may not be issued except upon exercise of Rights.

        Each share of Preferred Stock will receive, when, as and if declared by the Board, (a) cash dividends in an amount per share (rounded to the nearest cent) equal to 100 times the aggregate per share amount of all cash dividends declared or paid on the Common Stock and (b) a preferential cash dividend (the "Preferential Dividends"), if any, in preference to the holders of Common Stock, on the first Business Day of April, July, October and January, annually (each a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Preferred Stock, payable in an amount (except in the case of the first Quarterly Dividend Payment Date if the date of the first issuance of Preferred Stock is a date other than a Quarterly Dividend Payment Date, in which case such payment will be a prorated portion of such amount) equal to $.10 per share of Preferred Stock less the per share amount of all cash dividends declared on the Preferred Stock pursuant to clause (a) of this sentence since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Preferred Stock.

        Preferential Dividends will begin to accrue on outstanding shares of Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issuance of any shares of Preferred Stock. Accrued but unpaid Preferential Dividends will cumulate but will not bear interest. Preferential Dividends paid on the shares of Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares will be allocated pro rata on a share-by-share basis among all such shares at the time outstanding.

        In addition, the holders of the Preferred Stock are entitled to receive 100 times any non-cash dividends (other than dividends payable in equity securities) declared on Common Stock, in like kind. If the Corporation liquidates, the holders of Preferred Stock will be entitled to receive, for each share of Preferred Stock, a payment in an amount equal to the greater of the Exercise Price, plus any accrued and unpaid dividends and distributions in respect of the Preferred Stock or 100 times the payment made per share of Common Stock.

        Each share of Preferred Stock will have 100 votes, voting together with Common Stock. In the event of any merger, consolidation or other transaction in which Common Stock is exchanged, each share of Preferred Stock will be entitled to receive 100 times the amount received per share of Common Stock. The rights of Preferred Stock as to dividends, liquidation and voting are protected by anti-dilution provisions.

        The Exercise Price of the Rights and the number of shares of Preferred Stock issuable upon exercise of the Rights are subject to certain adjustments from time to time in the event of a stock dividend on, or a subdivision or combination of, Common Stock. The Exercise Price for the Rights also is subject to adjustment in the event of extraordinary distributions of cash or other property to holders of Common Stock.

        Unless the Rights are earlier redeemed, in the event that a Person or group becomes an Acquiring Person, the Rights Agreement provides that proper provisions will be made so that each holder of record of a Right (other than Rights Beneficially Owned by an Acquiring Person and certain Affiliates, Associates and transferees thereof, whose Rights will thereupon become null and void), will thereafter have the right to receive, upon payment of the Exercise Price and in lieu of shares of Preferred Stock, that number of shares of the Common Stock having a Fair Market Value determined in accordance with the Rights Agreement at the time of the transaction equal to approximately two times the Exercise Price (such value to be determined with reference to the Fair Market Value of the Common Stock as provided in the Rights Agreement).

        In addition, unless the Rights are earlier redeemed or exchanged, in the event that, after the time that a Person or group becomes an Acquiring Person, the Corporation were to be acquired in a merger or other business combination (in which any shares of Common Stock are changed into or exchanged for other securities or assets) or more than 50% of the assets or earning power of the Corporation and its Subsidiaries (taken as a whole) were to be sold or transferred in one or a series of related transactions, the Rights Agreement provides that proper provision will be made so that each holder of record of a Right (other than Rights Beneficially Owned by an Acquiring Person and certain Affiliates, Associates and transferees thereof, whose Rights will thereupon become null and void) will from and after such date have the right to receive, upon payment of the Exercise Price, that number of shares of common stock of the acquiring company having a Fair Market Value at the time of such transaction determined in accordance with the Rights Agreement equal to approximately two times the Exercise Price.

        At any time after any Person or group becomes an Acquiring Person and prior to the acquisition by such Person or group of 50% or more of the outstanding Voting Stock, the Board may, at its option, exchange all or part of the then outstanding and exercisable Rights (which will not include Rights that have become null and void pursuant to the provisions of Section 8(e)) at an exchange ratio of one share of Common Stock per Right, appropriately adjusted to reflect any stock split, stock dividend or similar transaction occurring after the date of this Agreement.

        Fractions of shares of Preferred Stock (other than fractions which are integral multiples of one one-hundredth of a share) may, at the election of the Corporation, be evidenced by depositary receipts. The Corporation may also issue cash in lieu of fractional shares which are not integral multiples of one one-hundredth of a share.

        At any time prior to the Close of Business on the tenth day after there has been a public announcement that a Person has become an Acquiring Person, the Corporation may redeem the Rights in whole, but not in part, at a price of $.001 per Right (the "Redemption Price"). Immediately upon the effective time of the action of the Board authorizing redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

        For as long as the Rights are then redeemable, the Corporation may, except with respect to the Redemption Price, amend the Rights in any manner, including an amendment to extend the time period in which the Rights may be redeemed. At any time when the Rights are not then redeemable, the Corporation may amend the Rights in any manner that does not materially adversely affect the interests of holders of the Rights as such.

        Until a Right is exercised, the holder, as such, will have no rights as a stockholder of the Corporation, including, without limitation, the right to vote or to receive dividends.

        A copy of the Rights Agreement was filed with the Securities and Exchange Commission on ___________________, 2002, as an exhibit to the Corporation's Registration Statement on Form 8-A. A copy of the Rights Agreement is available free of charge from the Corporation. This summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement which is incorporated in this summary description by reference.

EXHIBIT B

(Form of Right Certificate)
Certificate No.	Rights

NOT EXERCISABLE AFTER THE TENTH ANNIVERSARY OF THE DATE OF THE STOCKHOLDER RIGHTS AGREEMENT (DESCRIBED BELOW) OR EARLIER IF EXCHANGED OR REDEEMED. THE RIGHTS ARE SUBJECT TO REDEMPTION, AT THE OPTION OF THE CORPORATION AND UNDER CERTAIN OTHER CIRCUMSTANCES, AT $.001 PER RIGHT (SUBJECT TO ADJUSTMENT), ON THE TERMS SET FORTH OR REFERRED TO IN THE STOCKHOLDER RIGHTS AGREEMENT. AS PROVIDED IN THE STOCKHOLDER RIGHTS AGREEMENT, RIGHTS ISSUED TO OR BENEFICIALLY OWNED BY ACQUIRING PERSONS OR THEIR AFFILIATES OR ASSOCIATES OR TRANSFEREES THEREOF OR ANY SUBSEQUENT HOLDER OF SUCH RIGHTS SHALL BE NULL AND VOID AND MAY NOT BE EXERCISED OR TRANSFERRED TO ANY PERSON.

Right Certificate

        This certifies that ___________________, or his, her or its registered assigns, is the registered owner of the number of Rights set forth above, each of which entitles the owner thereof, subject to the terms, provisions and conditions of the Stockholder Rights Agreement (the "Rights Agreement") by and between Wilson Greatbatch Technologies, Inc., (the "Corporation"), and Mellon Investor Services LLC, as Rights Agent, or its successor in interest as Rights Agent (the "Rights Agent"), to purchase from the Corporation at any time after the Distribution Date and prior to 5:00 P.M. (New York City time) on the tenth anniversary of the date of the Rights Agreement, at the office of the Rights Agent designated in the Rights Agreement for such purpose, one one-hundredth of a fully paid and nonassessable share of the Series A Junior Participating Preferred Stock (the "Preferred Stock") of the Corporation, or other securities or property in lieu thereof as provided by the Rights Agreement, at a purchase price of $160, as the same may from time to time be adjusted in accordance with the Rights Agreement (the "Exercise Price"), upon presentation and surrender of this Right Certificate with the Form of Election to Purchase attached hereto duly executed. Any capitalized term used but not defined in this Right Certificate will have the meaning given to it in the Rights Agreement.

        As provided in the Rights Agreement, the Exercise Price and the number of shares of Preferred Stock which may be purchased upon the exercise of the Rights evidenced by this Right Certificate are subject to modification and adjustment upon the happening of certain events and, upon the happening of certain events, securities other than shares of Preferred Stock, or other property, may be acquired upon exercise of the Rights evidenced by this Right Certificate, as provided in the Rights Agreement.

        This Right Certificate is subject to all of the terms, provisions and conditions of the Rights Agreement, which terms, provisions and conditions are incorporated in this Right Certificate by reference. Reference is hereby made to the Rights Agreement for a full description of the rights, limitations of rights, obligations, duties and immunities of the Rights Agent, the Corporation and the holders of record of Right Certificates. Copies of the Rights Agreement are on file at the principal executive office of the Corporation.

        This Right Certificate, with or without other Right Certificates, upon surrender at the office of the Rights Agent designated in the Rights Agreement for such purpose, may be exchanged for another Right Certificate or Right Certificates of like tenor and date evidencing Rights entitling the holder of record to purchase a like aggregate number of shares of Preferred Stock as the Rights evidenced by the Right Certificate or Right Certificates surrendered will have entitled such holder to purchase. If this Right Certificate is exercised in part, the holder will be entitled to receive upon surrender hereof, another Right Certificate or Right Certificates for the number of whole Rights not exercised.

        Subject to the provisions of the Rights Agreement, the Rights evidenced by this Certificate may be redeemed by the Corporation at its option or under certain other circumstances at a redemption price of $.001 per Right.

        No fractional shares of Preferred Stock (other than fractions which are integral multiples of one one-hundredth of a share) are required to be issued upon the exercise of any Right or Rights evidenced hereby, and in lieu thereof the Corporation may cause depositary receipts to be issued and/or a cash payment may be made, as provided in the Rights Agreement.

        No holder of this Right Certificate, as such, will be entitled to vote or receive dividends or be deemed for any purpose the holder of Preferred Stock or of any other securities of the Corporation which may at any time be issuable on the exercise of this Right Certificate, nor will anything contained in the Rights Agreement or in this Right Certificate be construed to confer upon the holder of this Right Certificate, as such, any of the rights of a stockholder of the Corporation or any right to vote for the election of directors or upon any matter submitted to stockholders at meeting thereof, or to give or withhold consent to any corporate action or to receive notice of meetings or other actions affecting stockholders (except as provided in the Rights Agreement), or to receive dividends or subscription rights, or otherwise, until the Right or Rights evidenced by this Right Certificate have been exercised as provided in the Rights Agreement.

        This Right Certificate is not valid or obligatory for any purpose until it has been countersigned by the Rights Agent.

        WITNESS the signature of the proper officers of the Corporation and its corporate seal.

Dated as of __________ ___, _____.

WILSON GREATBATCH TECHNOLOGIES, INC.
ATTEST: ________________________________ Name: Title: [Secretary or Assistant Secretary]	By: _________________________ Name: Title:

Countersigned:

________________________________
By: _____________________________
Authorized Signature

[Form of Reverse Side of Right Certificate]

FORM OF ASSIGNMENT

(To be executed by the registered holder if such
holder desires to transfer the Right Certificates.)

        FOR VALUE RECEIVED ___________________________ hereby sells, assigns and transfers unto

_______________________________________________________________________

_______________________________________________________________________

(Please print name and address of transferee)

Rights evidenced by this Right Certificate, together with all right, title and interest therein, and does hereby irrevocably constitute and appoint ________________________ Attorney to transfer the within Right Certificate on the books of the within-named Corporation, with full power of substitution.

Dated: ____________ ___, _____

________________________
Signature

Signature Guaranteed:

CERTIFICATE

The undersigned hereby certifies by checking the appropriate boxes that:

(A) this Right Certificate [ ] is [ ] is not being sold, assigned or transferred by or on behalf of a Person who is or was an Acquiring Person or an Associate or an Affiliate thereof (as such terms are defined in the Rights Agreement); and

(B) after due inquiry and to the best knowledge of the undersigned, he, she or it [ ] did [ ] did not acquire the Rights evidenced by this Right Certificate from any Person who is, was or subsequently became an Acquiring Person or an Affiliate or Associate thereof (as such terms are defined in the Rights Agreement).
Dated: __________ ___, _____	________________________
Signature

NOTICE

            The signature to the foregoing Assignment and Certificate must correspond to the name as written upon the face of this Right Certificate in every particular, without alteration or enlargement or any change whatsoever.

FORM OF ELECTION TO PURCHASE

(To be executed if registered holder desires to exercise the Right Certificate.)

TO _____________________:

            The undersigned hereby irrevocably elects to exercise ________________ Rights represented by this Right Certificate to purchase the shares of Preferred Stock issuable upon the exercise of such Rights and requests that certificates for such share(s) be issued in the following name:

Please insert social security or other identifying number: _________________________

________________________________________________________________________
(Please print name and address)

________________________________________________________________________
If such number of Rights are not all the Rights evidenced by this Right Certificate, a new Right Certificate for the balance remaining of such Rights will be registered in the name of and delivered to:

Please insert social security or other identifying number: _________________________

________________________________________________________________________
(Please print name and address)

________________________________________________________________________

Dated: __________ ___, _____	________________________
Signature

(Signature must conform in all respects to name of holder as specified on the face of this Right Certificate)

Signature Guaranteed:

EXHIBIT C

FORM OF

CERTIFICATE OF DESIGNATIONS, PREFERENCES AND PRIVILEGES
OF
SERIES A JUNIOR PARTICIPATING PREFERRED STOCK
OF
WILSON GREATBATCH TECHNOLOGIES, INC.

        I, Edward F. Voboril, President and Chief Executive Officer of Wilson Greatbatch Technologies, Inc., a Delaware corporation (the "Corporation"), in accordance with the provisions of Section 151 of the Delaware General Corporation Law, DO HEREBY CERTIFY that:

        Pursuant to the authority conferred upon the Board of Directors of the Corporation (the "Board") by the Certificate of Incorporation of the Corporation, as amended (the "Certificate of Incorporation"), the Board on March 1, 2002 adopted the following resolution creating a series of 1,000,000 shares of preferred stock of the par value of $.001 per share designated as Series A Junior Participating Preferred Stock:

        RESOLVED, that pursuant to Section 151(g) of the Delaware General Corporation Law and the authority vested in the Board in accordance with the provisions of the Certificate of Incorporation, the Board hereby creates a series of preferred stock of the corporation, and hereby states the designation and number of shares, and fixes the relative rights and preferences of the shares of such series as follows:

        Section 1.    Designation and Amount.    The shares of such series will be designated as "Series A Junior Participating Preferred Stock" (the "Preferred Stock") and the number of shares constituting such series will be 1,000,000.

        Section 2.    Dividends and Distributions.

            (a)    (i)    Subject to the provisions for adjustment set forth in this Certificate, and subject to the rights of the holders of any shares of any class or series of preferred stock of the Corporation ranking prior and superior to the Preferred Stock with respect to dividends, the holders of shares of Preferred Stock are entitled to receive, when, as and if declared by the Board out of funds legally available for the purpose, (A) cash dividends in an amount per share (rounded to the nearest cent) equal to 100 times the aggregate per share amount of all cash dividends declared or paid on the common stock, $.001 par value per share, of the Corporation (the "Common Stock") and (B) a preferential cash dividend (the "Preferential Dividends"), if any, in preference to the holders of Common Stock, on the first business day of April, July, October and January, annually (each a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Preferred Stock, payable in an amount (except in the case of the first Quarterly Dividend Payment Date if the date of the first issuance of Preferred Stock is a date other than a Quarterly Dividend Payment Date, in which case such payment will be a prorated portion of such amount) equal to $.10 per share of Preferred Stock less the per share amount of all cash dividends declared on the Preferred Stock pursuant to clause (A) of this sentence since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Preferred Stock.

                (ii)    If the Corporation, at any time after the issuance of any share or fraction of a share of Preferred Stock, makes any distribution on the shares of Common Stock, whether by way of a dividend or a reclassification of stock, a recapitalization, reorganization or partial liquidation of the Corporation or otherwise, which is payable in cash or any debt security, debt instrument, real or personal property or any other property (other than cash dividends subject to the immediately preceding sentence, a distribution of shares of Common Stock or other capital stock of the Corporation or a distribution of options, rights or warrants to acquire any such share, including any debt security convertible into or exchangeable for any such share, at a price less than the Fair Market Value (as hereinafter defined) of such share of Common Stock), then, and in each such event, the Corporation will simultaneously pay on each then outstanding share of Preferred Stock a distribution, in like kind, of 100 times such distribution paid on a share of Common Stock (subject to the provisions for adjustment hereinafter set forth). The dividends and distributions on the Preferred Stock to which holders thereof are entitled pursuant to clause (A) of Section 2(a)(i) and pursuant to the second sentence of this Section 2(a)(ii) are referred to as "Dividends" and the multiple of such cash and non-cash dividends on Common Stock applicable to the determination of the Dividends, which will be 100 initially but will be adjusted from time to time as hereinafter provided, is referred to as the "Dividend Multiple". If the Corporation at any time after April 30, 2002 (the "Effective Date") declares or pays any dividend or makes any distribution on Common Stock payable in shares of Common Stock, or effects a subdivision or split or a combination, consolidation or reverse split of the outstanding shares of Common Stock into a greater or lesser number of shares of Common Stock, then in each such case the Dividend Multiple thereafter applicable to the determination of the amount of Dividends which holders of shares of Preferred Stock will be entitled to receive will be the Dividend Multiple applicable immediately prior to such event multiplied by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

            (b)    The Corporation will declare each Dividend at the same time it declares any cash or non-cash dividend or distribution on Common Stock in respect of which a dividend is required to be paid. No cash or non-cash dividend or distribution on such Common Stock will be paid or set aside unless the corresponding Dividend is simultaneously paid or set aside for payment on the Preferred Stock.

            (c)    Preferential Dividends will begin to accrue on outstanding shares of Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issuance of any shares of Preferred Stock. Accrued but unpaid Preferential Dividends will cumulate but will not bear interest. Preferential Dividends paid on the shares of Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares will be allocated pro rata on a share-by-share basis among all such shares at the time outstanding.

        Section 3.    Voting Rights.    The holders of shares of Preferred Stock will have the following voting rights:

            (a)    Subject to the provisions for adjustment hereinafter set forth, each share of Preferred Stock will entitle the holder thereof to 100 votes on all matters submitted to a vote of the holders of Common Stock. The number of votes which a holder of Preferred Stock is entitled to cast, as the same may be adjusted from time to time as hereinafter provided, is referred to as the "Vote Multiple". If the Corporation at any time after the Effective Date declares or pays any dividend on Common Stock payable in shares of Common Stock, or effects a subdivision or split or a combination, consolidation or reverse split of the outstanding shares of Common Stock into a greater or lesser number of shares of Common Stock, then in each such case the Vote Multiple thereafter applicable to the determination of the number of votes per share to which holders of shares of Preferred Stock will be entitled after such event will be the Vote Multiple immediately prior to such event multiplied by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

            (b)    Except as otherwise provided in this Certificate, in the Certificate of Incorporation or by law, the holders of shares of Preferred Stock and the holders of shares of Common Stock will vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

            (c)    If the Preferential Dividends accrued on the Preferred Stock for four or more quarterly dividend periods, whether consecutive or not, have not been declared and paid or irrevocably set aside for payment, the holders of record of preferred stock of the Corporation of all series (including the Preferred Stock), other than any series in respect of which such right is expressly withheld by the Certificate of Incorporation or the authorizing resolutions included in any certificate of designations therefore, will have the right, at the next meeting of stockholders called for the election of directors, to elect two members to the Board, which directors will be in addition to the number required prior to such event, to serve until the next annual meeting and until their successors are elected and qualified or their earlier resignation, removal or incapacity or until such earlier time as all accrued and unpaid Preferential Dividends upon the outstanding shares of Preferred Stock have been paid (or irrevocably set aside for payment) in full. The holders of shares of Preferred Stock will continue to have the right to elect directors as provided by the immediately preceding sentence until all accrued and unpaid Preferential Dividends upon the outstanding shares of Preferred Stock are paid (or set aside for payment) in full. Such directors may be removed and replaced by such stockholders, and vacancies in such directorships may be filled only by such stockholders (or by the remaining director elected by such stockholders, if there be one) in the manner permitted by law; provided, however, that any such action by stockholders will be taken at a meeting of stockholders and will not be taken by written consent thereto.

            (d)    Except as otherwise required by the Certificate of Incorporation or by law or as set forth in this Certificate, holders of Preferred Stock will have no other special voting rights and their vote or consent will not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth in this Certificate) for the taking of any corporate action.

        Section 4.    Certain Restrictions.

            (a)    Whenever Preferential Dividends or Dividends are in arrears or the Corporation is in default of payment thereof, thereafter and until all accrued and unpaid Preferential Dividends and Dividends, whether or not declared, on shares of Preferred Stock outstanding have been paid or set irrevocably aside for payment in full, and in addition to any and all other rights which any holder of shares of Preferred Stock may have in such circumstances, the Corporation will not:

(i)    declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration, any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Preferred Stock;

(ii)    declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity as to dividends with the Preferred Stock, unless dividends are paid ratably on the Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled if the full dividends accrued thereon were to be paid;

(iii)    except as permitted by subparagraph (iv) of this Section 4(a), redeem or purchase or otherwise acquire for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Corporation ranking junior (both as to dividends and upon liquidation, dissolution or winding up) to the Preferred Stock; or

(iv)    purchase or otherwise acquire for consideration any shares of Preferred Stock, or any shares of stock ranking on a parity with the Preferred Stock (either as to dividends or upon liquidation, dissolution or winding up), except in accordance with a purchase offer made to all holders of such shares upon such terms as the Board, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, determines in good faith will result in fair and equitable treatment among the respective series or classes.

            (b)    The Corporation will not permit any Subsidiary (as hereinafter defined) of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (a) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner. A "Subsidiary" of the Corporation means any corporation or other entity of which securities or other ownership interests having ordinary voting power sufficient to elect a majority of the board of directors of such corporation or other entity or other persons performing similar functions are beneficially owned, directly or indirectly, by the Corporation or by any corporation or other entity that is otherwise controlled by the Corporation.

            (c)    The Corporation will not issue any shares of Preferred Stock except upon exercise of Rights issued pursuant to that certain Stockholder Rights Agreement dated as of March 18, 2002 by and between the Corporation and Mellon Investor Services LLC, as Rights Agent, as it may be amended from time to time (the "Rights Agreement"), a copy of which is on file with the Secretary of the Corporation at its principal executive office and will be made available to stockholders of record without charge upon written request therefore addressed to said Secretary. Notwithstanding the foregoing sentence, nothing contained in the provisions of this Certificate will prohibit or restrict the Corporation from issuing for any purpose any series of preferred stock with rights and privileges similar to, different from, or greater than, those of the Preferred Stock.

        Section 5.    Reacquired Shares.    Any shares of Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever will be retired and cancelled promptly after the acquisition thereof. All such shares upon their retirement and cancellation will become authorized but unissued shares of preferred stock, without designation as to series, and such shares may be reissued as part of a new series of preferred stock to be created by resolution or resolutions of the Board.

        Section 6.    Liquidation, Dissolution or Winding Up.    Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, no distribution will be made (a) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Preferred Stock unless the holders of shares of Preferred Stock have received for each share of Preferred Stock, subject to adjustment as provided in this Certificate, the greater of (i) the exercise price per one one-hundredth of a share of Preferred Stock payable upon exercise of a right to purchase such share as set forth in, and adjusted from time to time pursuant to the terms of, the Rights Agreement, plus an amount equal to accrued and unpaid Dividends and distributions thereon, whether or not declared, to the date of such payment or (ii) an amount equal to 100 times the aggregate amount to be distributed per share to holders of Common Stock, as the same may be adjusted as hereinafter provided and (b) to the holders of stock ranking on a parity upon liquidation, dissolution or winding up with the Preferred Stock, unless simultaneously therewith distributions are made ratably on the Preferred Stock and all other shares of such parity stock in proportion to the total amounts to which the holders of shares of Preferred Stock are entitled under clause (a)(i) of this sentence and to which the holders of such parity shares are entitled, in each case upon such liquidation, dissolution or winding up. The amount to which holders of Preferred Stock may be entitled upon liquidation, dissolution or winding up of the Corporation pursuant to clause (a)(ii) of the foregoing sentence is referred to as the "Participating Liquidation Amount" and the multiple of the amount to be distributed to holders of shares of Common Stock upon the liquidation, dissolution or winding up of the Corporation applicable pursuant to said clause to the determination of the Participating Liquidation Amount, as said multiple may be adjusted from time to time as hereinafter provided, is referred to as the "Liquidation Multiple". If the Corporation at any time after the Effective Date declares or pays any dividend on Common Stock payable in shares of Common Stock, or effects a subdivision or split or a combination, consolidation or reverse split of the outstanding shares of Common Stock into a greater or lesser number of shares of Common Stock, then, in each such case, the Liquidation Multiple thereafter applicable to the determination of the Participating Liquidation Amount to which holders of Preferred Stock will be entitled after such event will be the Liquidation Multiple applicable immediately prior to such event multiplied by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

        Section 7.    Certain Reclassifications and Other Events.

            (a)    If holders of shares of Common Stock receive after the Effective Date in respect of their shares of Common Stock any share of capital stock of the Corporation (other than any share of Common Stock), whether by way of reclassification, recapitalization, reorganization, dividend or other distribution or otherwise (a "Transaction"), then, and in each such event, the dividend rights, voting rights and rights upon the liquidation, dissolution or winding up of the Corporation of the shares of Preferred Stock will be adjusted so that after such event the holders of Preferred Stock will be entitled, in respect of each share of Preferred Stock held, in addition to such rights in respect thereof to which such holder was entitled immediately prior to such adjustment, to (i) such additional dividends as equal the Dividend Multiple in effect immediately prior to such Transaction multiplied by the additional dividends which the holder of a share of Common Stock will be entitled to receive by virtue of the receipt in the Transaction of such capital stock, (ii) such additional voting rights as equal the Vote Multiple in effect immediately prior to such Transaction multiplied by the additional voting rights which the holder of a share of Common Stock is entitled to receive by virtue of the receipt in the Transaction of such capital stock and (iii) such additional distributions upon liquidation, dissolution or winding up of the Corporation as equal the Liquidation Multiple in effect immediately prior to such Transaction multiplied by the additional amount which the holder of a share of Common Stock will be entitled to receive upon liquidation, dissolution or winding up of the Corporation by virtue of the receipt in the Transaction of such capital stock, as the case may be, all as provided by the terms of such capital stock.

            (b)    If holders of shares of Common Stock receive after the Effective Date in respect of their shares of Common Stock any right or warrant to purchase Common Stock (including as such a right, for all purposes of this paragraph, any security convertible into or exchangeable for Common Stock) at a purchase price per share less than the Fair Market Value of a share of Common Stock on the date of issuance of such right or warrant, then and in each such event the dividend rights, voting rights and rights upon the liquidation, dissolution or winding up of the Corporation of the shares of Preferred Stock will each be adjusted so that after such event the Dividend Multiple, the Vote Multiple and the Liquidation Multiple will each be the product of the Dividend Multiple, the Vote Multiple and the Liquidation Multiple, as the case may be, in effect immediately prior to such event multiplied by a fraction the numerator of which will be the number of shares of Common Stock outstanding immediately before such issuance of rights or warrants plus the maximum number of shares of Common Stock which could be acquired upon exercise in full of all such rights or warrants and the denominator of which is the number of shares of Common Stock outstanding immediately before such issuance of rights or warrants plus the number of shares of Common Stock which could be purchased, at the Fair Market Value of the Common Stock at the time of such issuance, by the maximum aggregate consideration payable upon exercise in full of all such rights or warrants.

            (c)    If holders of shares of Common Stock receive after the Effective Date in respect of their shares of Common Stock any right or warrant to purchase capital stock of the Corporation (other than shares of Common Stock), including as such a right, for all purposes of this paragraph, any security convertible into or exchangeable for capital stock of the Corporation (other than Common Stock), at a purchase price per share less than the Fair Market Value of such shares of capital stock on the date of issuance of such right or warrant, then and in each such event the dividend rights, voting rights and rights upon liquidation, dissolution or winding up of the Corporation of the shares of Preferred Stock will each be adjusted so that after such event each holder of a share of Preferred Stock will be entitled, in respect of each share of Preferred Stock held, in addition to such rights in respect thereof to which such holder was entitled immediately prior to such event, to receive (i) such additional dividends as equal the Dividend Multiple in effect immediately prior to such event multiplied, first, by the additional dividends to which the holder of a share of Common Stock is entitled upon exercise of such right or warrant by virtue of the capital stock which could be acquired upon such exercise and multiplied again by the Discount Fraction (as hereinafter defined), (ii) such additional voting rights as equal the Vote Multiple in effect immediately prior to such event multiplied, first, by the additional voting rights to which the holder of a share of Common Stock will be entitled upon exercise of such right or warrant by virtue of the capital stock which could be acquired upon such exercise and multiplied again by the Discount Fraction and (iii) such additional distributions upon liquidation, dissolution or winding up of the Corporation as equal the Liquidation Multiple in effect immediately prior to such event multiplied, first, by the additional amount which the holder of a share of Common Stock will be entitled to receive upon liquidation, dissolution or winding up of the Corporation upon exercise of such right or warrant by virtue of the capital stock which could be acquired upon such exercise and multiplied again by the Discount Fraction. For purposes of this paragraph, the "Discount Fraction" is a fraction the numerator of which is the difference between the Fair Market Value of a share of the capital stock subject to a right or warrant distributed to holders of shares of Common Stock as contemplated by this paragraph immediately after the distribution thereof and the purchase price per share for such share of capital stock pursuant to such right or warrant and the denominator of which is the Fair Market Value of a share of such capital stock immediately after the distribution of such right or warrant.

            (d)    For purposes of this Certificate, the "Fair Market Value" of a share of capital stock of the Corporation (including a share of Common Stock) on any date will be deemed to be the average of the daily closing prices per share thereof of such stock over the 30 consecutive Trading Days (as such term is hereinafter defined) immediately prior to such date; provided, however, that, in the event that the Fair Market Value of any such share of capital stock is to be determined as of a date that is within 30 Trading Days after (i) the ex-dividend date for a dividend or distribution on stock payable in shares of such stock or securities convertible into shares of such stock or (ii) the effective date of any subdivision, split, combination, consolidation, reverse stock split or reclassification of such stock, then, and in each such case, the Fair Market Value will be appropriately adjusted by the Board to take into account such dividend, distribution, subdivision, split, combination, consolidation, reverse stock split or reclassification. The closing price for any day will be the last sale price, regular way, or, if no such sale takes place on such day, the average of the closing bid and asked prices, regular way (in either case, as reported in the applicable transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange ("NYSE")); or, if the shares are not listed or admitted to trading on the NYSE, as reported in the applicable transaction reporting system with respect to securities listed on the principal national securities exchange on which the shares are listed or admitted to trading; or, if the shares are not listed or admitted to trading on any national securities exchange, the last quoted price (or, if not so quoted, the average of the high bid and low asked prices) in the over-the-counter market, as reported by the National Association of Securities Dealers Automated Quotation System ("NASDAQ") or such other quotation reporting system then in use; or if no bids for such shares are so quoted, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the shares selected by the Board. The term "Trading Day" means a day on which the principal national securities exchange on which the shares are listed or admitted to trading is open for the transaction of business or, if the shares are not listed or admitted to trading on any national securities exchange, on which the NYSE or such other national securities exchange as may be selected by the Board is open. If the shares are not publicly held or not so listed or traded on any day within the period of 30 Trading Days applicable to the determination of Fair Market Value thereof as aforesaid, "Fair Market Value" means the fair market value thereof per share as determined in good faith by the Board. In either case referred to in the foregoing sentence, the determination of Fair Market Value will be described in a statement filed with the Secretary of the Corporation.

        Section 8.    Consolidation, Merger, etc.    If the Corporation enters into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case each outstanding share of Preferred Stock will at the same time be similarly exchanged for or changed into the aggregate amount of stock, securities, cash and/or other property (payable in like kind), as the case may be, for which or into which each share of Common Stock is changed or exchanged multiplied by the highest of the Vote Multiple, the Dividend Multiple or the Liquidation Multiple in effect immediately prior to such event.

        Section 9.    Effective Time of Adjustments.

            (a)    Adjustments to the Preferred Stock required by the provisions of this Certificate will be effective as of the time at which the event requiring such adjustments occurs.

            (b)    The Corporation will give prompt written notice to each holder of a share of Preferred Stock of the effect of any adjustment to the voting rights, dividend rights or rights upon liquidation, dissolution or winding up of the Corporation of such shares required by the provisions of this Certificate. Notwithstanding the foregoing sentence, the failure of the Corporation to give such notice will not affect the validity of or the force or effect of or the requirement for such adjustment.

        Section 10.    No Redemption.    The shares of Preferred Stock will not be redeemable at the option of the Corporation or any holder thereof. Notwithstanding the foregoing sentence of this Section, the Corporation may acquire shares of Preferred Stock in any other manner permitted by law and the provisions of this Certificate and the Certificate of Incorporation.

        Section 11.    Ranking.    Unless otherwise provided in the Certificate of Incorporation, or a certificate of designations relating to a subsequent series of preferred stock of the Corporation, the Preferred Stock will rank junior to all other series of the Corporation's preferred stock as to the payment of dividends and the distribution of assets on liquidation, dissolution or winding up and senior to the Common Stock.

        Section 12.    Amendment.    The provisions of this Certificate and the Certificate of Incorporation may not be amended in any manner which would adversely affect the rights, privileges or powers of the Preferred Stock without, in addition to any other vote of stockholders required by law, the affirmative vote of the holders of two-thirds or more of the outstanding shares of Preferred Stock, voting together as a single class.

        Section 13.    Fractional Shares.    Shares representing Preferred Stock may be issued in fractions of a share which will entitle the holder, in proportion to such holder's fractional shares, to exercise voting rights, receive dividends, participate in distributions and have the benefit of all other rights of holders of shares of Preferred Stock. Any reference in this Certificate to shares of Preferred Stock will be deemed also to refer to fractions of shares of Preferred Stock.

            IN WITNESS WHEREOF, I have executed and subscribed this Certificate of Designations, Preferences and Privileges and do affirm the foregoing as true under the penalties of perjury this ____ day of _________, 2002.

___________________________________
Edward F. Voboril
President and Chief Executive Officer
ATTEST:
_____________________________
Larry DeAngelo, Secretary